UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Myriad Genetics, Inc.
(Name of Registrant as Specified In Its Charter)
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‘‘At our core we are a genetics and information company. Our goal is to empower patients, as consumers, and their physicians and our payer partners with the data to help guide treatment decisions, improve clinical outcomes and lower healthcare costs. As we look forward, we are confident we can deliver on our mission to be a trusted advisor, and the opportunity to transform our business, and strategically position Myriad Genetics for sustainable growth and profitability.’’
Paul J. Diaz, President and Chief Executive Officer, Myriad Genetics
April 15, 2021
Dear Stakeholders,
From its beginning 29 years ago, Myriad Genetics has been in the business of improving and saving lives by unlocking the power of genetics and precision medicine. We empower patients with the information they need to take control of their own health and wellness, and healthcare professionals with data-driven genetic insights to better diagnose, treat and prevent disease. Our purpose is clear and our mission has never been more relevant than it is today. This ability to proactively impact patients, and accelerate the transition to a healthcare system that is patient-centered, and focused on prevention and early detection is what compelled me to join Myriad Genetics. It is a passion shared by my 2,700 Myriad teammates around the world.

Market trends

The challenges of and pressures on our current healthcare system reinforce the opportunity for Myriad Genetics to play a meaningful role in transforming healthcare and precision medicine, building on our long-standing record of innovation and leadership in women’s health, oncology and neuroscience.

These trends include:

–Accelerating shifts in consumer engagement, early detection, home-based care models, telemedicine and virtual care.

–Dramatic changes and disruption in the way outpatient care is delivered in the wake of the COVID-19 pandemic, coupled with broadened awareness of the vital role of diagnostic testing.

–Expanding access to clinical-grade, genetic solutions for underserved populations with increased focus on disparities in healthcare outcomes and access for challenged communities.

–Growth in personalized medicine and the interest in new partnership models to advance companion diagnostics and serve patients with specific treatments based on their own genetic makeup and biology.

Business Opportunity

These market trends create new opportunities to position Myriad Genetics, and our products and services, for growth and commercial success through enhanced customer service levels and a stronger alignment of our value proposition with physicians and payers. Patient safety, quality, and service excellence are paramount. We are committed to creating a superior end-to-end experience in everything we do, making it easier for patients, physicians, and our payer partners to do business with us. We also believe that by leveraging our R&D and technology capabilities and commercial platform, we can improve our go-to-market strategies and more quickly adapt to evolving customer preferences and market dynamics.

There are also meaningful ways for Myriad Genetics to improve its financial position, by reducing complexity and cost, and extending our commercial reach. We will embrace a growth mindset as we drive efficiency and productivity, and focus our efforts on markets and products where we can lead. Finally, we are committed to developing a more disciplined approach to allocating our human and financial capital to drive growth and improve our investors’ return on invested capital.

Altogether, we have a powerful thesis for transformation and growth. The development of a comprehensive plan to improve our commercial capabilities and reset our base is underway, incorporating a range of external perspectives, industry best practices and internal learnings. Our initial focus will span sales, marketing, pricing, reimbursement and related areas. I look forward to sharing our future strategic vision as plans progress.

Business Highlights and Proposed Enhancements to Corporate Governance

The six-month transition period ended December 31, 2020 was one of significant change and transition for Myriad Genetics, its Board of Directors, its business, and the world at large. Before the COVID-19 pandemic hit the United States, the Company already was facing headwinds to its business operations and was starting to overcome these challenges. The pandemic created new hurdles beginning in the spring of 2020, including a worldwide economic contraction and severe disruption to the molecular diagnostics industry.

But the Company is emerging from these setbacks, and I am excited to share with you a few examples of steps we have taken to improve our operations and governance as we accelerate growth:
–Leadership Changes: Louise Phanstiel, our Board Chair, took on her role in March of 2020 and I began as CEO in August of 2020. Over the last eight months, I have been impressed by the dedication of our leadership team and employees who are deeply committed to our mission, open to change, and willing to challenge the way we do things as we undergo our strategic transformation.
–Board Composition: Myriad’s Board of Directors has undergone significant change in the last two years under a board refreshment process most recently led by our Chair Louise Phanstiel. In that time span, the Company added six new directors, changed the Board Chair, changed one critical committee chair, expanded the responsibility of one committee, and completely redefined another. As of December 4, 2020, two thirds of the Board members were new directors, introducing new perspectives and skills while retaining the experience and continuity of longer-tenured directors. At the same time, we have improved the diversity of our Board in a meaningful way.
–Corporate Governance: We engaged actively with our stockholders, heard their feedback and addressed many of their concerns. The resulting actions included changing from plurality to majority voting for directors, instituting a retirement age for directors, and changing to a calendar fiscal year to better align with industry standards.
–Executive Compensation: To help spur our recovery from COVID-19 and other headwinds, we have refocused our executive compensation on financial metrics that better align management incentives with stockholder interests. For example, equity granted as long-term incentive compensation now comprises 50% performance shares, with the Company’s performance on adjusted earnings per share and relative total stockholder return driving the number of shares ultimately awarded to each executive. In addition, the short-term incentive bonus plan is now more heavily weighted to financial goals, including operating revenue (40%) and adjusted operating income (30%), with the balance tied to specific goals aligned with our transformation plan.
–Business Highlights: The six month transition period ended December 31, 2020 was challenging due to the impact of the COVID-19 pandemic on physician office visits and elective procedure trends in the United States. Based on our response and implementation of cost saving measures, we were able to mitigate some of the impact on our financial results and during this period we began to see a significant recovery in overall business trends which was partially spurred by innovative solutions such as direct-to-patient kit shipment initiatives and virtual selling. Below are some of the key highlights:

◦Saw 48% growth in test volume and a 66% increase in revenue from the June to the December 2020 quarter.
◦Received new American College of Obstetricians and Gynecologists guidelines supporting use of non-invasive prenatal screening in average risk women.
◦Announced three major business unit divestitures to improve operational execution and focus in Oncology, Women's Health, and Mental Health.
◦Announced $40 million in annualized cost savings to be offset by $20 million in strategic investments supporting future growth.
◦Signed in-network agreement with the majority of Anthem Blue Cross Blue Shield health plans, the second largest commercial payer in the United States, returning all Myriad products to in-network status.

As we move beyond the COVID-19 pandemic, given recent catalysts and future opportunities, we believe we are well positioned to return to growth and profitability.

Annual Meeting of Stockholders

I sincerely hope you will participate in the Annual Meeting of Stockholders. The following actions will be proposed to stockholders of the Company for their vote to:

1.Elect three Class I directors to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders;

2.Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.Approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement; and

4.To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends the approval of all of these proposals. The stockholders will also act on any other business as may be properly presented at the Annual Meeting.

Myriad Genetics is a purpose-driven organization committed to its mission to improve and save lives by unlocking the power of genetics while delivering value to all of its stakeholders. This mission is even more meaningful and relevant today than it was at the founding of our Company 29 years ago. On behalf of the entire Myriad team, thank you for your continued support. We look forward to working diligently over the next year to reward that support with superior Company performance.

Sincerely,
Paul J. Diaz
President and Chief Executive Officer

MYRIAD GENETICS, INC.
320 Wakara Way
Salt Lake City, Utah 84108

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME: 8:00 a.m. MDT

DATE: Thursday, June 3, 2021

PLACE: This year’s Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting the following URL: www.virtualshareholdermeeting.com/MYGN2021 and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive. For further information about the virtual annual meeting, please call our investor relations department at (801) 584-1143.

PURPOSES:

1. To elect three Class I directors to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement; and

4. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were an owner of record of Myriad Genetics, Inc. common stock at the close of business on April 8, 2021. A list of stockholders of record will be available for inspection online during the Annual Meeting at the following URL: www.virtualshareholdermeeting.com/MYGN2021 and, during the 10 days prior to the meeting, at the office of the Secretary at Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the meeting or not, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials that you have previously received, or will shortly receive, which we refer to as the Notice, or in the section of this proxy statement entitled ‘‘Important Information About the Annual Meeting and Voting — How Do I Vote?’’ or, if you requested printed proxy materials, your proxy card. You may change or revoke your proxy at any time before it is voted.

On or about April 15, 2021, we began sending the Notice of Internet Availability of Proxy Materials to all stockholders entitled to vote at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Diaz
President and Chief Executive Officer

April 15, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2021

This proxy statement and our transition report on Form 10-K to stockholders for the transition period ended December 31, 2020 are available for viewing, printing, and downloading at www.proxyvote.com. To view these materials, please have available your 16-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you may find a copy of our transition report on Form 10-K, which includes our financial statements for the transition period ended December 31, 2020, on the website of the Securities and Exchange Commission at www.sec.gov, or in the ‘‘Financial Reporting/SEC Filings’’ section of the ‘‘Investors’’ section of our website at www.myriad.com. You also may obtain a printed copy of our transition report on Form 10-K, including our financial statements from us, free of charge, by sending a written request to: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. Exhibits will be provided upon written request and payment of an appropriate processing fee.

MYRIAD GENETICS, INC.
320 WAKARA WAY
SALT LAKE CITY, UTAH 84108

(801) 584-3600

PROXY STATEMENT FOR THE MYRIAD GENETICS, INC.
2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021

This proxy statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, contains information about the 2021 Annual Meeting of Stockholders of Myriad Genetics, Inc., including any adjournments or postponements of the annual meeting, which we refer to as the Annual Meeting. To attend the Annual Meeting please visit the following URL: www.virtualshareholdermeeting.com/MYGN2021. In this proxy statement, we refer to Myriad Genetics, Inc. as ‘‘Myriad,’’ ‘‘the Company,’’ ‘‘we’’ and ‘‘us.’’

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting. On or about April 15, 2021, we began sending the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, to all stockholders entitled to vote at the Annual Meeting.

IMPORTANT INFORMATION ABOUT THE
ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Myriad Genetics, Inc. is soliciting your proxy to vote at the Annual Meeting to be held via webcast on Thursday, June 3, 2021, at 8:00 a.m. MDT and any adjournments of the Annual Meeting. The proxy statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the meeting.

We have sent you the Notice and made this proxy statement, the Notice of 2021 Annual Meeting of Stockholders, and our transition report on Form 10-K to stockholders for the transition period ended December 31, 2020 available to you on the Internet because you owned shares of Myriad Genetics, Inc. common stock on the record date. We also have delivered printed versions of these materials to certain stockholders by mail. The Company commenced distribution of the Notice and the proxy materials to stockholders on or about April 15, 2021.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will provide instructions on how you may access and review all of the proxy materials and submit your proxy on the Internet or by telephone. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are You Holding a Virtual Annual Meeting?

Due to the public health impact of COVID-19 and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management, as time permits. We intend to return to holding an in-person annual meeting in 2022.

What Happens If There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call 1-(800) 586-1548 or international 1-(303) 562-9288.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on April 8, 2021 are entitled to vote at the Annual Meeting. On this record date, there were 77,000,430 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see ‘‘May I Change or Revoke My Proxy?’’ below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you owned at the close of business on the record date, April 8, 2021, entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. To attend the Annual Meeting, stockholders need to go to the following URL: www.virtualshareholdermeeting.com/MYGN2021 and enter their control number. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

By Internet or by telephone

To vote by Internet or telephone in advance of the meeting, follow the instructions included in the Notice or, if you received printed materials, in the proxy card, to vote by Internet or telephone.

By mail

If you received your proxy materials by mail, you can vote by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

At the meeting

To vote by Internet directly during the webcast of the Annual Meeting, you will need to visit the following URL: www.virtualshareholdermeeting.com/MYGN2021 and enter your control number. To vote during the Annual Meeting when the polls open use the ‘‘vote’’ button on the interface.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours-a-day and will close at 11:59 p.m. EST on June 2, 2021.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card before the meeting in order to vote. To vote you must be a stockholder of record as of April 8, 2021 and during the online annual meeting use the ‘‘vote’’ button to vote your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

Proposal 1:    ‘‘FOR’’ the election of the three Class I directors to the Board of Directors to serve until the 2024 Annual Meeting of Stockholders;

Proposal 2:    ‘‘FOR’’ the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

Proposal 3:    ‘‘FOR’’ the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

If any other matter is presented, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any of the following ways:
•By re-voting by Internet or by telephone as instructed above;
•If you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•By notifying our Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•By attending the Annual Meeting and voting by Internet during the Annual Meeting in accordance with the instructions provided. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically re-vote during the Annual Meeting.

Your most current vote, whether by telephone, Internet or proxy card, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not vote as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record of your shares as described above, the holder of record has the authority to vote your unvoted shares only on Proposal 2 if it does not receive instructions from you and does not have the ability to vote your uninstructed shares on any other proposal. Therefore, we encourage you to provide voting instructions. This ensures that your shares will be voted at the Annual Meeting and in the manner you desire. When your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, it is referred to as a ‘‘broker non-vote.’’ Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote, no votes will be cast on any proposal on your behalf other than the ratification of our independent registered public accounting firm.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The affirmative vote of a majority of the shares voted affirmatively or negatively is required for each nominee for director to be elected. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR the election of the three Class I directors
Proposal 2: Ratify the Selection of our Registered Independent Public Accounting Firm	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit and Finance Committee of the Board of Directors will reconsider its selection.	Recommendation: FOR
Proposal 3: Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation and Human Capital Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.	Recommendation: FOR

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections and our transfer agent, American Stock Transfer and Trust, examine these documents. Management, other than the Inspector of Elections, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time the Form 8-K is filed, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We may ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to deliver proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present virtually at the meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m. MDT on Thursday, June 3, 2021 via Internet webcast. This year, our Annual Meeting will be held in a virtual meeting format only.

To attend the virtual Annual Meeting, go to the following URL: www.virtualshareholdermeeting.com/MYGN2021 shortly before the meeting time, and follow the instructions for downloading the webcast.

If you miss the Annual Meeting, you can view a replay of the webcast at the following URL: www.virtualshareholdermeeting.com/MYGN2021 for one year following the Annual Meeting. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be ‘‘householded,’’ the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge by calling their toll-free number 1-866-540-7095. If you do not wish to participate in ‘‘householding’’ and would like to receive your own Notice or, if applicable, a set of proxy materials in future years, follow the instructions described below.

Conversely, if you share an address with another Myriad Genetics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•If your Myriad Genetics, Inc. shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-866-540-7095 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to receive notices of the availability of future proxy materials by email instead of receiving a paper copy in the mail. You can choose this option and save the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or following the instructions provided when you vote over the Internet at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2021 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of our executive officers named in the Summary Compensation Table of this proxy statement (the ‘‘Named Executive Officers’’ or ‘‘NEOs’’), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 8, 2021 pursuant to the exercise of options and the vesting of restricted stock unit awards to be outstanding for the purpose of computing the percentage ownership of an individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 77,000,430 shares of common stock outstanding on April 8, 2021.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Beneficial Owners of More Than 5% of Our Common Stock
BlackRock, Inc (1)
55 East 52nd Street
New York, NY 10055	12,501,920	16.2%
The Vanguard Group (2)
100 Vanguard Blvd.
Malvern, PA 19355	8,296,864	10.8%
Earnest Partners, LLC (3)
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309	6,731,429	8.7%
Camber Capital Management (4)
101 Huntington Ave.
Boston, MA 02199	5,000,000	6.5%
State Street Corporation (5)
1 Lincoln St.
Boston, MA 02111	3,715,530	4.8%
Named Executive Officers
Paul J. Diaz	—	*
Jerry S. Lanchbury, Ph.D. (6)	634,811	*
Nicole Lambert	17,864	*
R. Bryan Riggsbee	95,910	*
Mark Verratti	42,964	*
Directors and Director Nominees
S. Louise Phanstiel (7)	161,790	*
Heiner Dreismann, Ph.D.	54,790	*
Rashmi Kumar	—	*
Dennis H. Langer, M.D., J.D. (8)	120,790	*
Lee N. Newcomer M.D.	11,687	*
Colleen F. Reitan	11,687	*
Daniel M. Skovronsky M.D., Ph.D.	—	*
Daniel K. Spiegelman (9)	20,562	*
All current executive officers and directors as a group (18 persons) (10)	1,343,897	1.70%
*Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

** Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

(1)This information is based on a Schedule 13G filed with the SEC on January 25, 2021 with respect to Myriad Genetics common stock. BlackRock, Inc. beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 12,343,848 of these shares.
(2)This information is based on a Schedule 13G/A filed with the SEC on February 10, 2021 with respect to Myriad Genetics common stock. The Vanguard Group beneficially owns these shares and has sole dispositive power for 8,165,627 of these shares and sole voting power for 0 of these shares.

(3)This information is based on a Schedule 13G filed with the SEC on February 16, 2021 with respect to Myriad Genetics common stock. Earnest Partners, LLC beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 4,698,715 of these shares.
(4)This information is based on a Schedule 13G filed with the SEC on February 16, 2021 with respect to Myriad Genetics common stock. Camber Capital Management LP beneficially owns these shares and has sole dispositive power and sole voting power for 0 of these shares.
(5)This information is based on a Schedule 13G filed with the SEC on February 16, 2021 with respect to Myriad Genetics common stock. State Street Corporation beneficially owns these shares and has sole dispositive power and sole voting power for 0 of these shares.
(6)Includes 500,000 shares of common stock subject to currently exercisable options as of April 8, 2021.
(7)Includes 90,000 shares of common stock subject to to currently exercisable options, 50,790 shares of common stock held by The Howard G. and S. Louise Phanstiel JTWROS, and 21,000 shares of common stock held by The Phanstiel Trust as of April 8, 2021.
(8)Includes 60,000 shares of common stock subject to currently exercisable options as of April 8, 2021.
(9)Includes 20,562 shares of common stock subject to restricted stock unit awards which vest within 60 days as of April 8, 2021.
(10)See Notes 6-9 above. Also includes 147,725 shares of common stock subject to currently exercisable options as of April 8, 2021 held by other current executive officers.

Delinquent Section 16(a) Reports

Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of our common stock are required to file reports of their transactions in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the 2020 transition period except the following individuals did not timely report the grant of restricted stock units on August 12, 2020: (a) Mr. Riggsbee, our Chief Financial Officer (13,787 restricted stock units), (b) Mr. Alexander Ford, our former Chief Operating Officer (11,525 restricted stock units), (c) Dr. Lanchbury, our Chief Scientific Officer (10,068 restricted stock units), (d) Ms. Lambert, our Group President of Myriad Women's Health, Oncology and International (7,646 restricted stock units), (e) Mr. Verratti, our Group President of Myriad Neuroscience and Autoimmune (7,467 restricted stock units), (f) Mr. Jackson, our former Executive Vice President, General Counsel and Secretary (6,541 restricted stock units). A Form 4 for these transactions was filed on August 17, 2020.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a term to expire at the third succeeding annual meeting after their election. The Board of Directors currently consists of nine members, classified into three classes as follows: S. Louise Phanstiel (Chair), Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2021 Annual Meeting (the ‘‘Class I Directors’’); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2022 Annual Meeting (the ‘‘Class II Directors’’); and Rashmi Kumar, Dennis H. Langer, M.D., J.D., and Lee N. Newcomer, M.D. constitute a class with a term ending at the 2023 Annual Meeting (the ‘‘Class III Directors’’).

Board Composition and Refreshment

Annually, the Nominating and Governance Committee of the Board of Directors considers the size, structure and needs of the Board, reviews and considers potential changes to the size and composition of the Board, and recommends director nominees to the Board for approval.

In its review of directors, and its director nominees, the Board considers its composition, including its diversity, and the capabilities, areas of expertise, and experience of the Board, as well as the current and future business strategies and challenges and opportunities for the Company. These considerations have resulted in a change in Board leadership, the addition of five new independent directors over the past two years, and the appointment of a new Chief Executive Officer (also a director) last year.

On February 18, 2021, the Board of Directors accepted the recommendation of the Nominating and Governance Committee and unanimously resolved to nominate S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman for election at the Annual Meeting for a term to serve until the 2024 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal.

Set forth below in the table and biographies are the names of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting, their ages as of April 15, 2021, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons currently hold directorships or have held directorships in the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of the filing of this proxy statement that each person listed below should serve as a director is set forth below for each individual director.

Name and Position	Age	Audit and Finance Committee	Compensation and Human Capital Committee	Nominating and Governance Committee	Research and Product Innovation Committee
S. Louise Phanstiel Chair of the Board of Directors	62
Paul J. Diaz President, Chief Executive Officer, Director	59
Heiner Dreismann, Ph.D. Director	67		C
Rashmi Kumar Director	51
Dennis H. Langer, M.D., J.D. Director	69			C
Lee N. Newcomer Director	69				C
Colleen F. Reitan Director	61
Daniel M. Skovronsky M.D., Ph.D. Director	47
Daniel K. Spiegelman Director	62	C

Audit and Finance Committee

Compensation and Human Capital Committee

Nominating and Governance Committee

Research and Product Innovation Committee

C	Committee Chair

The following is a brief biography of each of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting.

S. Louise Phanstiel
Experience:

S. Louise Phanstiel, Chair of the Board of Directors, has been a director of Myriad since September 2009, held several executive positions at Anthem, Inc., formerly WellPoint, Inc. from 1996 to 2007. She was President, Specialty Products which included behavioral health services; Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Previously, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP, formerly Coopers & Lybrand, LLP where she specialized in insurance. Ms. Phanstiel's life science experience includes having previously served on the Board of Directors and Chair of the Audit Committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem, Inc. Ms. Phanstiel is currently a member of the Board of Directors of Butterfly Network, Inc.

The Board of Directors has determined that Ms. Phanstiel should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience in several senior positions at WellPoint, Inc. This expertise is critical as we rely on healthcare third-party reimbursement for our molecular diagnostic testing services. Ms. Phanstiel also provides the Board with financial accounting, internal control and public company reporting expertise from her work at Coopers & Lybrand, LLP and as a Certified Public Accountant. In addition, she provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of publicly traded companies.
Age: 62
Director Since: 2009
Committees:

Paul J. Diaz
Experience:

Paul J. Diaz was appointed as the President and Chief Executive Officer, or CEO, of Myriad Genetics, Inc., and a member of the Board of Directors, effective August 13, 2020. Mr. Diaz was most recently a partner at Cressey & Company (2016-2020), a private investment firm headquartered in Chicago, Illinois, which currently manages over $3.0 billion in committed capital. Cressey & Company is a healthcare focused middle-market private equity firm with over 30 years of success investing in and helping to build high quality healthcare businesses. Mr. Diaz is the former president and CEO and vice chairman of Kindred Healthcare, Inc. (2002-2016) a Fortune 500 Company and one of the largest providers of healthcare services in the United States. At the time, Kindred had revenues of $7.2 billion, rehabilitation hospitals, sub-acute units, home health and hospice agencies and contract rehabilitation locations. For six years in a row, during his tenure as CEO, Kindred was ranked one of the Most Admired healthcare companies in the U.S. by Fortune magazine. Mr. Diaz currently serves on the board of directors of DaVita (NYSE: DVA), the board of trustees of Johns Hopkins Medicine (where he serves as chair of Johns Hopkins Healthcare), and the board of visitors of the Georgetown University Law Center. He was formerly on the board of directors of PharMerica Corporation (NYSE: PMC), and previously served on the board of the Federation of American Hospitals, and the Bloomberg School of Public Health at Johns Hopkins University. While CEO of Kindred, Mr. Diaz was a member of the Business Roundtable and the Wall Street Journal CEO Council. Modern Healthcare magazine named Mr. Diaz one of the 100 Most Influential People in Healthcare and named him one of the top 25 Minority Executives in Healthcare for numerous years. In addition, Hispanic magazine named Mr. Diaz one of the 25 Best Latinos in business in multiple years. Mr. Diaz earned a bachelor’s degree in Finance and Accounting from American University’s Kogod School of Business and a law degree from Georgetown University Law Center in Washington, D.C.

The Board of Directors has determined that Mr. Diaz should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his 15 years at Kindred Healthcare, including specific expertise in managing healthcare service companies and business transformation. Furthermore, Mr. Diaz has extensive experience in private equity with healthcare companies, including businesses in the personalized medicine space. Furthermore, his background in finance and accounting and law provide unique insights to our business. Mr. Diaz also has a background serving on both public and private healthcare boards.
Age: 59
Director Since: 2020

Paul J. Diaz

Heiner Dreismann, Ph.D.
Experience:

Heiner Dreismann, Ph.D., joined as a Director of Myriad in June 2010, had a successful career at the Roche Group from 1985 to 2006 where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and member of Roche’s Global Diagnostic Executive Committee. During the past five years, Dr. Dreismann served on the Board of Directors of Med BioGene, Inc., Genenews Limited, Interpace Diagnostics and Ignyta, Inc.. He earned a M.S. degree in biology and his Ph.D. in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

The Board of Directors has determined that Dr. Dreismann should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his more than 20 years at Roche, including specific expertise in developing and commercially launching diagnostic products. Furthermore, Dr. Dreismann has extensive experience in international markets, specifically in Europe, while he was CEO of Roche Molecular Systems, the international leader in molecular diagnostics, which is important as we seek to expand internationally. His scientific background and expertise also enable him to provide the Board with technical advice on product research and development. Dr. Dreismann has a diversified background in managing and serving as a director of several companies in the healthcare industry.
Age: 67
Director Since: 2010
Committees:

Rashmi Kumar
Experience:

Rashmi Kumar has been a Director of the Company since September 2020. Currently, Ms. Kumar serves as Senior Vice President and Chief Information Officer – Global IT with Hewlett Packard Enterprise in Houston. She is a seasoned technology leader with wide ranging experience in IT Leadership, healthcare, consulting services, electric utilities, financial services, information technology, media & entertainment and steel industries. With more than 25 years of experience, Ms. Kumar’s primary areas of focus include Digital Transformation, AI/ML, Data & Analytics, strategic planning, Enterprise Architecture, and large-scale business process transformations. Rashmi Kumar’s joined HPE in 2018 as VP Global IT to focus on Applications Operations, and Support, NGIT Program Build and Deployment, and technology leadership to enable HPE business to achieve transformation goals. Ms. Kumar has served as CIO and CTO for many Fortune 50 companies like, McKesson, Southern California Edison, Toyota, HPE, and Tata Steel. Rashmi Kumar earned a bachelor’s degree in Metallurgical Engineering from the Bihar Institute of Technology in Sindri, India. She also holds an MBA from the University of California, Irvine; Paul Merage School of Business. She is very passionate about the topic of equality and is executive sponsor for various ERG’s and sits on Diversity & Inclusion Steering committees.

The Board of Directors has determined that Ms. Kumar should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience at McKesson Corp. Ms. Kumar also has extensive experience in information technology management at leading companies across a diverse range of industries. This skill set is especially important as Myriad looks to upgrade its information technology systems relating to its customer interfaces. Ms. Kumar also has a strong scientific and engineering background providing expertise from a scientific and product development standpoint.
Age: 51
Director Since: 2020
Committees:

Dennis H. Langer, M.D., J.D.
Experience:

Dennis H. Langer, M.D., J.D., has been a Director of Myriad since May 2004. Dr. Langer has served as a Director of several public and private health care companies, and served in leadership roles in several pharmaceutical, biotechnology and diagnostic companies, including Chairman and Chief Executive Officer of AdvanDx, Inc. (2013-2014), Managing Partner of Phoenix IP Ventures, LLC (2005-2010), President, North America for Dr. Reddy’s Laboratories, Inc. (2004-2005), a Senior Vice President, R&D at GlaxoSmithKline and SmithKline Beecham (1994-2004), and Chief Executive Officer, Neose Technologies, Inc. (1991-1994). Previously, Dr. Langer held R&D and marketing positions at Lilly, Abbott and Searle. Dr. Langer is a Clinical Professor, Department of Psychiatry, Georgetown University School of Medicine. During the past 5 years, Dr. Langer served on the Boards of Dicerna Pharmaceuticals, Inc. and Pernix Therapeutics Holdings, Inc., also public companies. Dr. Langer received a J.D. from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University.

The Board of Directors has determined that Dr. Langer should serve on the Board for the following reasons: He provides the Board with important expertise in developing predictive, personalized and prognostic testing products, as well as experience in research and development which is critical to our development of molecular diagnostic testing services. As a board-certified psychiatrist with extensive experience in neuropsychiatric drug development, Dr. Langer provides the Board with expertise in developing and commercializing diagnostics for patients suffering from neuropsychiatric and other related conditions. Additionally, he provides management expertise from serving on several public company boards in the healthcare industry.

Age: 69
Director Since: 2004
Committees:

Lee Newcomer, M.D.
Experience:

Lee Newcomer, M.D., was appointed as a member of the Board of Directors in September 2019. Dr. Newcomer currently manages his own consulting business, Lee N. Newcomer Consulting, LLC, and previously held senior executive roles at United Healthcare including Senior Vice President for Oncology and Genetics, Chief Medical Officer and Senior Vice President of Health Policy and Strategy for UnitedHealth Group. Dr. Newcomer also worked for Vivius, Inc., a consumer directed health plan, holding the position of Executive Vice President and Chief Medical Officer. Dr. Newcomer received a Master’s Degree in Healthcare Administration & Management from the University of Wisconsin, Madison, an M.D. from the University of Nebraska, Omaha, and a B.S. from Nebraska Wesleyan University. Dr. Newcomer currently serves on the Board of Cellworks Group Inc., a private precision medicine company and Intervention Insights, a genomic test decision support company. He also served on the Board of Directors of Park Nicollet Health Systems, a hospital health care system with approximately 1,000 physicians and 400 beds, for 10 years including two years as Chairman.

The Board of Directors has determined that Dr. Newcomer should serve on the Board for the following reasons: His extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. He provides the Board with expertise on the medical insurance industry based on his extensive experience in several senior positions at UnitedHealth Group, Inc. and CIGNA Corporation. Additionally, Dr. Newcomer’s medical background provides the Board with expertise in developing predictive, personalized and prognostic testing products. Furthermore, Dr. Newcomer brings extensive business management experience from his 28 years of work in the managed care and pharmaceutical industries.
Age: 69
Director Since: 2019
Committees:

Colleen F. Reitan
Experience:

Colleen F. Reitan was appointed as a member of the Board of Directors in September of 2019. Ms. Reitan previously held numerous senior leadership positions at Health Care Services Corporation (HCSC) including most recently as the Executive Vice President and President of Plan Operations and as the Chief Operating Officer. Prior to working at HCSC, Ms. Reitan held numerous senior management positions at Blue Cross and Blue Shield of Minnesota including Chief Operating Officer. In aggregate, Ms. Reitan has over 35 years of experience in the managed care industry. Ms. Reitan holds a B.A. from Minnesota State University at Mankato and a M.S. in Health Care Administration from the University of Minnesota-Twin Cities. She currently serves on the board of Alnylam Pharmaceuticals, Inc.

The Board of Directors has determined that Ms. Reitan should serve on the Board for the following reasons: Her extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. Furthermore, she provides the Board with important expertise on the medical insurance industry based on her extensive experience in several senior positions at Health Care Services Corporation and Blue Cross and Blue Shield of Minnesota. In addition, she provides the Board with management expertise, resulting from managing private companies and serving as a director of a publicly-traded company.
Age: 61
Director Since: 2019
Committees:

Daniel M. Skovronsky, M.D., Ph.D.
Experience:

Daniel M. Skovronsky, M.D., Ph.D., joined the Company as a Director in July 2020. Currently, he serves as Chief Science Officer and President of Lilly Research Laboratories at Eli Lilly and Company. Previously, he was Chief Executive Officer of Avid Radiopharmaceuticals Inc., a company he founded in 2004. Dr. Skovronsky earned his M.D. from the Perelman School of Medicine, University of Pennsylvania, his Ph.D. in neuroscience from University of Pennsylvania and a B.S. in molecular biophysics and biochemistry from Yale University.

The Board of Directors has determined that Dr. Skovronsky should serve on the Board for the following reasons: His medical and scientific background provides the Board with expertise in developing predictive, personalized, and prognostic testing products. Dr. Skovronsky provides the Board with business and management expertise from several senior positions at a major pharmaceutical company, including expertise in research and development, which is critical to our development of molecular diagnostic testing services. Dr. Skovronsky's background as a neuropathologist with extensive experience in neuroscience provides the Board with expertise in developing and commercializing diagnostics for patients suffering from neuropsychiatric and other medical conditions.

Age: 47
Director Since: 2020
Committees:

Daniel K. Spiegelman
Experience:

Daniel K. Spiegelman has been a Director of the Company since May 2020. Most recently, he served as Executive Vice President and Chief Financial Officer at BioMarin Pharmaceuticals, Inc. Prior to that, he held several roles, including Senior Vice President and Chief Financial Officer of CV Therapeutics and Treasurer at Genentech, Inc. He is currently a member of the Board of Directors of Jiya Acquisition Corp., a public biopharmaceutical special purpose acquisition company, Opthea Limited, a public biotechnology company, and Spruce Biosciences, Inc., a public biopharmaceutical company. Mr. Spiegelman also serves on the Board of Directors of Tizona Therapeutics, Inc., a private pharmaceutical company, and Maze Therapeutics, a private biotechnology company. He previously served on the Board of Directors of Cascadian Therapeutics, Inc., Rapidscan Pharma Solutions and Relypsa, Inc. Mr. Spiegelman received a B.A. degree from Stanford University and a M.B.A. from the Stanford Graduate School of Business.

The Board of Directors has determined that Mr. Spiegelman should serve on the Board for the following reasons: He provides the Board with important expertise in the healthcare industry based on his extensive experience in several senior positions at major pharmaceutical companies. Mr. Spiegelman also provides the Board with financial accounting, internal control and public company reporting expertise from his work as Chief Financial Officer of multiple public companies. In addition, he provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of a private pharmaceutical company.
Age: 62
Director Since: 2020
Committees:

Board of Director Qualifications, Expertise, and Attributes

Below are charts showing board diversity, the age range of our directors, director independence, and the average tenure of our directors.

Director Capability Definitions

Board Diversity – Representation of gender, ethnic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our patients, physician partners, employees, governments, and other stakeholders.

Financial – Experience leading or managing the financial function of an enterprise, resulting in proficiency in complex financial management, capital allocation, and financial reporting. Experience or expertise in financial accounting and reporting processes or the financial management of a major organization.

Leadership – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

Healthcare Industry – Experience with and understanding of complex issues within the health care industry.

Research and Development – Experience and expertise in contributing to healthcare research and development projects aimed at introducing innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in assessing the medical and/or commercial implications for improving health and cost outcome.

Research and Development – Experience and expertise in new product development and life cycle management, resulting in the successful introduction of innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in designing and implementing clinical trials and in research methods used to evaluate and demonstrate improvements in health and cost outcomes.

Technology – A significant background working in technology, resulting in knowledge of how to anticipate technological trends including digital solutions, generate disruptive innovation and extend or create new business models. Significant expertise and experience in leading technology functions of an enterprise.

Public Company Governance – Experience as a board member of other publicly traded companies.

Diagnostics Industry – Experience with complex issues involving the development and distribution of diagnostic tests, providing test results and interpretation, providing clinical laboratory services, and developing and supplying molecular diagnostics, instrumentation equipment, and consumable materials.

DIRECTOR CAPABILITY MATRIX

	Board Diversity	Financial	Leadership	Healthcare Industry	Diagnostic Industry	Research and Development	Technology	Public Company Governance
S. Louise Phanstiel	✓	✓	✓	✓				✓
Chair of the Board
Paul J. Diaz CEO	✓	✓	✓	✓				✓
Heiner Dreismann Ph.D.			✓	✓	✓	✓	✓
Director
Rashmi Kumar Director	✓		✓	✓			✓
Dennis Langer M.D., J.D.		✓	✓	✓	✓	✓		✓
Director
Lee N. Newcomer M.D.			✓	✓	✓	✓
Director
Colleen F. Reitan Director	✓	✓	✓	✓			✓	✓
Dan Skovronsky, M.D. Ph.D.			✓	✓	✓	✓
Director
Daniel K. Spiegelman		✓	✓	✓				✓
Director

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, the Board has determined that the following members of the Board are ‘‘independent directors’’ as defined by The Nasdaq Stock Market LLC (‘‘Nasdaq’’): Dr. Dreismann, Ms. Kumar, Dr. Langer, Dr. Newcomer, Ms. Phanstiel, Ms. Reitan, Dr. Skovronsky, and Mr. Spiegelman.

Leadership Structure of the Board

The Board does not have a policy regarding the separation of the roles of Chair of the Board and Chief Executive Officer because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, and since our inception, the Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders. Thus, the roles of Chair of the Board and Chief Executive Officer are separated. This structure enables a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Board’s Role in the Oversight of Risk Management

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. The Board carries out this oversight role through several levels of review. It regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

Each of the Board’s committees also oversees the management of risks that are under each committee’s areas of responsibility. For example, the Audit and Finance Committee oversees management of accounting, auditing, external reporting, internal controls, cash investment risks, and our compliance policies.

The Nominating and Governance Committee oversees the Company’s Code of Conduct, conflicts of interest, director independence and corporate governance policies. The Compensation and Human Capital Committee oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

Board’s Consideration of Diversity

The Board and Nominating and Governance Committee do not have a formal policy with respect to the consideration of diversity in identifying nominees for director positions. However, the Board and Nominating and Governance Committee strive to nominate individuals with a variety of diverse backgrounds, skills, qualifications, attributes and experience such that the Board, as a group, will possess the appropriate expertise, talent and skills to fulfill its responsibilities to manage the Company in the long-term interests of the stockholders.

Board’s Disclosure of Third-Party Director and Nominee Compensation

No member of the Board of Directors has any agreement or arrangement with any person or entity other than the Company relating to compensation or other payment in connection with the director’s service as a director of the Company.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the transition period ended December 31, 2020, or the "2020 transition period," there were 16 meetings of the Board of Directors. No director attended fewer than 75 percent of the total number of meetings of the Board and of each committee of the Board on which he or she served during the 2020 transition period. The Board has adopted a policy under which each member is encouraged, but not required to attend each annual meeting of stockholders. All members of the Board of Directors at the time of our 2020 Annual Meeting of Stockholders attended the meeting.

Audit and Finance Committee. Our Audit and Finance Committee (or "AFC") met four times during the 2020 transition period. This committee currently has five members: Mr. Spiegelman (chair), Ms. Kumar, Dr. Langer, Ms. Phanstiel, and Ms. Reitan. The AFC’s roles and responsibilities are set forth in its written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the AFC reviews annual financial statements; considers matters relating to accounting policy and internal controls; reviews the scope of annual audits; and monitors our processes for compliance with laws, regulations and our Code of Conduct. Our Board of Directors has determined that all members of the AFC satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Spiegelman and Ms. Phanstiel are each an ‘‘audit committee financial expert,’’ as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. A copy of the AFC’s written charter is publicly available on the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com.

Please also see the report of the Audit and Finance Committee set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee. Our Compensation and Human Capital Committee (or "CHCC") met three times during the 2020 transition period. This committee currently has four members: Dr. Dreismann (chair), Dr. Newcomer, Ms. Phanstiel, and Dr. Skovronsky. The CHCC’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The CHCC also is responsible for evaluating and determining the compensation of our Chief Executive Officer and conducts its decision-making process with respect to that issue without the Chief Executive Officer present. The Board has determined that all members of the CHCC qualify as independent under the definition promulgated by Nasdaq.

The CHCC is charged with establishing a compensation policy for our executive officers and directors that is designed to attract and retain qualified executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our CHCC is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The CHCC meets at least two times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of these matters, the CHCC may delegate any of the powers given to it to a subcommittee. A copy of the CHCC’s written charter is publicly available on the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers is included below in the section entitled ‘‘Executive Compensation—Compensation Discussion and Analysis.’’ The CHCC has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its duties. For purposes of 2020 transition period executive compensation determinations, the CHCC retained Mercer (US), Inc. (‘‘Mercer’’) to update our peer group of companies and provide competitive market data on the salaries and short-term and long-term incentive compensation of executive officers at comparable companies within our industry. Mercer also was engaged to provide the CHCC an analysis of, and recommendations for, annual salary compensation, short-term incentive compensation, and long-term incentive compensation for our Chief Executive Officer and other executive officers. Mercer performs services solely on behalf of the CHCC and has no relationship with Myriad or its management except as may relate to performing such services. The CHCC has assessed the independence of Mercer pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Mercer from independently representing the CHCC.

Please also see the report of the CHCC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee Interlocks and Insider Participation. No member of our CHCC has at any time been an employee of the Company. None of our executive officers is a member of the CHCC, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or CHCC.

Nominating and Governance Committee. Our Nominating and Governance Committee (or "NGC") met five times during the 2020 transition period. This committee currently has four members: Dr. Langer (chair), Ms. Kumar, Ms. Phanstiel, and Ms. Reitan. This committee’s role and responsibilities are set forth in the NGC’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending the director nominees for election, developing and recommending corporate governance guidelines applicable to the Board, and reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The NGC also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the director concerned. In adding new directors to the Board, the NGC may engage a nationally recognized search firm to identify and help evaluate candidates. This process helps attract qualified and independent directors, as shown in the recent additions to the Board.

In October 2020, the NGC recommended to the Board, and the Board unanimously approved, an amendment to the Company’s Restated By-Laws and the Committee’s charter to change from plurality voting to majority voting for directors in non-contested elections. This change, which became effective for the Class III directors who stood for election at the annual meeting on December 4, 2020, is described in more detail in ‘‘Proposal 1—Election of Directors’’ of this proxy statement. The Board of Directors has determined that all members of the NGC qualify as independent under the definition promulgated by Nasdaq.

Also in October 2020, the NGC recommended to the Board, and the Board unanimously approved, an amendment to the Company’s Corporate Governance Principles (available on our website) to institute a retirement age for directors. Specifically, when a director reaches 75 years of age, the director must tender his or her resignation before the next annual meeting at which the director is scheduled to stand for re-election. The NGC and the Board may then accept the resignation or not. If the resignation is not accepted, and the director wishes to continue service, then the director must again tender his or her resignation before each following annual meeting at which the director is scheduled to stand for re-election.

Finally in October 2020, the NGC recommended to the Board, and the Board unanimously approved, that the Company change from a fiscal year running from July 1 to June 30, to a calendar year fiscal year effective January 1, 2021. We believe this improves investor and analyst visibility into the Company’s financial performance by making comparison to our peer companies easier.

If a stockholder wishes to nominate a candidate for director who is not included in our proxy statement, the stockholder must follow the procedures described in our Restated By-Laws and in ‘‘Stockholder Proposals and Nominations for Director’’ at the end of this proxy statement.

In addition, under our current corporate governance policies, the NGC may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the NGC may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment; business and professional skills and experience; independence; knowledge of the industry in which we operate; possible conflicts of interest; the extent to which the candidate would fill a present need on the Board; and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration by the NGC under our corporate governance policies, for each annual meeting, the Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5 percent of common stock for at least one year. All stockholder recommendations for proposed director nominees must be made in writing to the NGC, care of Myriad’s Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s Annual Meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•The name, address and telephone number of the recommending stockholder;

•The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•If the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively, the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

•A statement from the recommending stockholder as to the good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•The information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•A description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•A description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company; and

•The contact information for the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the Board and to the governance of Myriad and must state whether, in the stockholder’s view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the NGC and interviewed if the NGC chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the NGC may consider all factors it deems relevant, including the following threshold criteria:

•Candidates should possess the highest personal and professional standards of integrity and ethical values;

•Candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•Candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•Candidates must have demonstrated achievements in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•Candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•Candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

In addition, the NGC will take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by Nasdaq.

A copy of the NGC’s written charter is publicly available on the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board of Directors from time to time. The following corporate governance documents are publicly available on the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com:

•Policy on Annual Shareholder Meeting Attendance by Directors;

•Policy on Security Holder Communications with Directors;

•Policy on Security Holder Recommendation of Candidates for Election as Directors;

•Procedures for Security Holders Submitting Nominating Recommendations;

•Policy Regarding Qualifications of Directors;

•Policy For Handling Complaints Regarding Accounting and Auditing Matters and Code of Conduct Matters;

•Policy on Limiting Service on Public Company Boards;

•Policy on New Director Orientation;

•Policy on Continuing Education for the Board;

•Policy on Related Person Transactions;

•Director and Executive Officer Stock Ownership Guidelines;

•Policy on Incentive Compensation Repayment;

•Corporate Governance Principles;

•Corporate Code of Conduct and Ethics and Whistleblower Policy;

•Policy on Incentive Compensation Repayment;

•Nominating and Governance Committee Charter;

•Audit and Finance Committee Charter;

•Compensation and Human Capital Committee Charter; and

•Research and Product Innovation Committee Charter.

Research and Product Innovation Committee. Our Research and Product Innovation Committee (or "RPIC") met four times in the 2020 transition period. This committee currently has four members: Dr. Newcomer (chair), Dr. Dreismann, Dr. Skovronsky, and Mr. Spiegelman. The committee’s roles and responsibilities are set forth in the RPIC’s written charter and include advising and consulting with senior management on a broad range of strategic and product development initiatives and making recommendations to the Board regarding such opportunities. A copy of the RPIC’s written charter is publicly available on the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-1143. However, any stockholder who wishes to address questions regarding our business directly with the Board of Directors, or any individual director, should send his or her questions in writing to the Chair of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108. Communications will be distributed to the Board, to the Nominating and Governance Committee, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•Junk mail and mass mailings;

•Resumes and other forms of job inquiry;

•Surveys; and

•Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age (as of April 15, 2021) and position of each of our current executive officers. Unless indicated otherwise, general references to ‘‘executive officers’’ throughout this proxy statement refer to the following officers:

Name	Age	Position
Paul J. Diaz	59	President and Chief Executive Officer and Director
Margaret Ancona	51	Senior Vice President, Enterprise Transformation and Program Management Office
Kevin R. Haas	35	Chief Technology Officer
Jayne B. Hart	60	Chief People Officer
Nicole Lambert	47	Group President of Myriad Women's Health, Oncology, and International
Jerry S. Lanchbury, Ph.D.	61	Chief Scientific Officer
Paul C. Parkinson	54	Executive Vice President for Reimbursement Strategy
R. Bryan Riggsbee	50	Chief Financial Officer and Treasurer
Eric Santa	43	Chief Growth Officer
Mark Verratti	52	Group President of Myriad Neuroscience and Autoimmune

Paul J. Diaz

President and Chief Executive Officer
Paul J. Diaz. Please see biography above under ‘‘Management and Corporate Governance—The Board of Directors.’’
Age: 59

Margaret Ancona

Senior Vice President, Enterprise Transformation and Program Management Office

Maggie Ancona joined Myriad in January 2021. Previously, she led Global Transformation and Program Management at Hewlett Packard (HP) and Dell Technologies where she oversaw business transformation strategy, executed large-scale programs and cost management efforts, while retooling digital infrastructure for the future. Mrs. Ancona received a bachelor’s degree in English from the University of San Francisco.
Age: 51

Kevin R. Haas

Chief Technology Officer

Kevin R. Haas joined Myriad in May 2013. Previously, he was vice president of Bioinformatics. Dr. Haas also serves on the Board of Directors and is vice president for USA Triathlon, the non-profit national governing body for the sport. Dr. Haas received a B.S. from University of Wisconsin-Madison and a Ph.D. in Chemical Engineering from University of California-Berkeley, where he worked on molecular simulation and machine learning to study protein dynamics from single molecule fluoresce. He has co-authored 16 peer reviewed publications and eight patent applications.
Age: 35

Jayne B. Hart

Chief People Officer

Jayne B. Hart joined Myriad in May 2011. She has more than twenty years of professional experience in the human resources field. Prior to joining Myriad, Ms. Hart served as vice president of human resources at LANDesk Software, a global software company. Before that, she was vice president of human resources for 360networks, a wholesale telecommunications company, and at AT&T Wireless, a global telecommunications company, where she began her career.
Age: 60

Nicole Lambert

Group President of Myriad Women’s Health, Oncology and International

Nicole Lambert has served in her current role since April 1, 2019. Ms. Lambert joined the Company in June 2001. Prior to her current position, she served as General Manager for the Oncology and Urology business units and Vice President of Dermatology. Prior to joining Myriad, she was a genetic councilor at LabCorp. Ms. Lambert received her Bachelor’s degree in Biology and Sociology from Boston College and her Master’s degree in Genetic Counseling from Mt. Sinai School of Medicine at New York University.
Age: 47

Jerry S. Lanchbury, Ph.D.

Chief Scientific Officer

Jerry S. Lanchbury, Ph.D. joined the Company in September 2002 as Senior Vice President of Research. In July 2005 he was appointed Executive Vice President of Research, a position he held until he was named to his current position in February 2010. Dr. Lanchbury came to us from GKT School of Medicine, King’s College where he had served as Reader in Molecular Immunogenetics and Head of Molecular Immunogenetics Unit since 1997. Dr. Lanchbury earned his Ph.D. from the University of Newcastle upon Tyne and 1st Class Honours, B.Sc. ‘‘Biology of Man & his Environment’’ degree from the University of Aston.
Age: 61

Paul C. Parkinson

Executive Vice President for Reimbursement Strategy

Paul ‘‘Chip’’ Parkinson joined the Company in 2016. Previously, he was president of OmedaRx and chief pharmacy officer of Regence Blue Cross Blue Shield health plans. In this role, Mr. Parkinson was responsible for managing $1.7 billion in annual pharmacy spending for the Regence Blue Cross Blue Shield health plans in Utah, Washington, Oregon and Idaho, which have more than two million members. Prior to that, he was vice president, Managed Markets and general manager, Urology at Myriad. During his tenure, Prolaris was included in the NCCN Guidelines for prostate cancer and received Medicare reimbursement. Before joining Myriad, he served in management and managed care leadership roles at Pfizer Inc. Mr. Parkinson received his B.S. degree in Communications from Weber State University.
Age: 54

R. Bryan Riggsbee

Chief Financial Officer and Treasurer

R. Bryan Riggsbee, who also served as Interim President and Chief Executive Officer from February 6 to August 12, 2020, joined us in October 2014. He previously served for 10 years with Laboratory Corporation of America (LabCorp) where his most recent position was as Senior Vice President of Corporate Finance with responsibility for the financial planning and analysis and treasury functions. Prior to LabCorp, Mr. Riggsbee served in various finance roles with General Electric and began his career in the audit division of KPMG. He received a B.A. in Accounting from North Carolina State University, a B.A. in political science from the University of North Carolina at Chapel Hill and an M.B.A. from Northwestern University. Mr. Riggsbee is a Certified Public Accountant licensed in the State of North Carolina.
Age: 50

Eric Santa

Chief Growth Officer

Eric Santa joined Myriad as Chief Growth Officer in April 2021. Mr. Santa previously served as Chief Revenue Officer of Rally Health, Inc., a division of Optum within UnitedHealth Group, where he spearheaded consumer digital health strategies and led key business functions including sales for payer, provider, and employer markets. Prior to his leadership role at Rally, he held several other strategy and leadership positions at Optum, The Boston Consulting Group, and The Blue Cross and Blue Shield Association. Mr. Santa earned a Bachelor’s degree in Economics from Purdue University and a Master’s degree in Business Administration from The Kellogg School at Northwestern University.
Age: 43

Mark Verratti

Group President of Myriad Neuroscience and Myriad Autoimmune

Mark Verratti and has served in his current role since August 1, 2017. He previously served as SVP, Chief Sales and Business Development officer at Assurex since January 2016.

Mr. Verratti also held senior leadership positions with Cyberonics (now known as LivaNova) from 2005-2016, and earlier with Forest Pharmaceuticals where he led commercial teams with revenues approaching $500 million dollars. He received a B.S. in Life Sciences with a minor in Physiology from The Pennsylvania State University.

Age: 52

We have entered into standard employment agreements with each of the above executive officers. For each such officer, we have also entered into our standard Severance and Change in Control Agreements, which are described elsewhere in the proxy statement under the caption ‘‘Executive Compensation—Narrative Disclosure to Summary Compensation Table and 2020 Transition Period Grants of Plan-Based Awards Table.’’

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary

Overview

We are a leading genetic testing and personalized medicine company, with the goal of providing physicians and their patients with critical information to guide healthcare management. Our goal is to manage our business to maximize the value we provide through our services, making the Company more successful and valuable, and maximizing our long-term stockholder value. Our compensation programs are designed to support these goals, with the primary objectives of attracting and retaining executive talent, motivating our executive officers through pay-for-performance metrics to enhance our growth and profitability, and increasing long-term stockholder value.

Effective January 1, 2021, the Company changed to a calendar year fiscal year rather than a fiscal year from July 1 to June 30. This change resulted in a six-month transition period in the second half of calendar year 2020, which is referred to herein as the “2020 transition period”. This proxy statement reports on compensation paid during the 2020 transition period and certain elements of compensation to be paid under our fiscal year 2021 program. Our named executive officers for the 2020 transition period are:

Name	Title
Paul J. Diaz	President and Chief Executive Officer (1)
R. Bryan Riggsbee	Chief Financial Officer and Treasurer (2)
Jerry S. Lanchbury, Ph.D.	Chief Scientific Officer
Nicole Lambert	Group President of Myriad Women's Health, Oncology, and International
Mark Verratti	Group President of Myriad Neuroscience and Autoimmune
(1) Mr. Diaz was appointed as our President and Chief Executive Officer on August 13, 2020.
(2) Mr. Riggsbee served as our Interim President and Chief Executive Officer from February 6, 2020 to August 12, 2020.

Beginning with the 2020 transition period and continuing into fiscal year 2021, the three principal components of our compensation program for executive officers are:

•Annual base salary;

•Short-term incentive compensation in the form of an annual cash incentive bonus; and

•Long-term incentive compensation in the form of (a) restricted stock units (RSUs) subject to time-based vesting and (b) performance-based restricted stock units (PSUs) subject to financial metrics followed by time-based vesting.

We believe that these compensation components provide the appropriate balance of short-term and long-term compensation and incentives to our executive officers to drive our performance, success and long-term growth. As indicated in the charts below, our target pay mix for the 2020 transition period for our NEOs (other than our Chief Executive Officer, who received initial equity awards upon the commencement of his employment with the Company) largely followed that of our peers, with the majority of our compensation in the form of long-term incentive compensation. Peer Pay Mix data is a composite of our peer group data and published survey data.

Our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions. For short-term cash bonuses for our executive officers for the 2020 transition period, our CHCC approved Company performance and financial goal metrics as well as individual management business objectives (“MBOs”), which consist of goals tailored to each executive officer. The short-term cash bonus component of our executive officer's compensation was balanced between financial performance metrics and individual MBOs, with greater weight given to the financial performance metrics. Financial performance metrics for the 2020 transition period represented 70% of an executive officer's total score and individual MBOs accounted for the remaining 30%, as noted in the following illustration.

Long-term incentives were also based in part on the Company’s performance as measured by certain financial performance metrics set by the CHCC, as shown in the following illustration. For the 2020 transition period, our executive officers' equity grants consisted of 50% RSUs and 50% PSUs, with performance relative to adjusted earnings per share and relative total stockholder return metrics determining the ultimate number of PSUs awarded. For the fiscal year 2021, equity awards granted to our executive officers will continue to be comprised of 50% RSUs and 50% PSUs.

50% of Equity Grant	50% of Equity Grant

Restricted Stock Units (RSUs)	Performance Stock Units (PSUs)

•Number of RSUs granted is fixed at the grant date by the CHCC •Time-based vesting over four years (25% each year)
•Target number of PSUs is set at the grant date by the CHCC
•Actual number of units granted is subject to Company performance based on adjusted EPS and total stockholder return targets during one-year measurement period
•Vests over four years (25% each year)

This compensation structure for the 2020 transition period and fiscal year 2021 differs from previous years primarily in that (a) no new three-year long-term incentive cash bonus awards will be granted, starting in the 2020 transition period; and (b) short-term cash incentives and long-term equity incentives will generally be weighted more heavily toward Company financial performance than individual objectives. The CHCC believes this new structure represents an appropriate mix of individual objectives and financial performance targets, which incentivize executive officers to increase our profitability and long-term stockholder value.

2020 Transition Period Performance

For the 2020 transition period, our revenues declined 21% from the six months ended December 31, 2019 to $299.8 million and we had GAAP earnings per share of ($0.71) and non-GAAP earnings per share of ($0.27) which declined relative to the six months ended December 31, 2019. Myriad’s business continues to be impacted by the global COVID-19 pandemic which has resulted in a decline in elective testing by physicians during the 2020 transition period as compared to the six months ended December 31, 2019. Despite these challenges, during the 2020 transition period, we made significant progress with our transformation plan and other strategic objectives that we believe will position the Company for future growth and profitability.

We ended the 2020 transition period with approximately $171.7 million in cash, cash equivalents, and marketable investment securities, and we plan to continue to exercise a balanced approach to capital deployment, including investing for future growth, paying down debt, and engaging in business development activities.

An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

Focusing on our longer-term growth, over the past five years, our revenue has declined at a compound annual rate of 5% since fiscal year 2016 if you annualize revenue from the six month transition period. Much of the decline in fiscal year 2020 and the six month transition period is attributable to the global pandemic but the decline is also attributable to reductions in hereditary cancer revenue as a result of competition following the loss of our patents related to hereditary cancer testing. In the 2020 transition period, 72% of our test volume and 47% of our revenue was derived from new (non-hereditary cancer) products. Going forward, we believe the Company is positioned to return to revenue growth given increasing stability in hereditary cancer revenues and continued growth from new products. The following table shows the Company's total revenue for fiscal years 2016 through 2020 and for the six month transition period ended December 31, 2020.

Over the past five and a half years, we experienced a -9% annual stockholder return on our stock price versus a 19% return for the Nasdaq composite index and a 7% return for the Nasdaq Healthcare Providers Stock Index reflecting the increased competition we faced after the loss of key hereditary cancer patents in fiscal year 2013. We included the Nasdaq Healthcare Providers Stock Index in our Stock Performance Chart because the Nasdaq Healthcare Providers Stock Index is comprised of companies which also operate in the healthcare industry. We caution that historical stock price performance, including the stock price performance shown in the chart below, is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our common stock.

In addition to our financial results during the 2020 transition period, we also achieved the following progress in our business units:

Women’s Health

•Myriad myRisk® Hereditary Cancer

•myRisk® Hereditary Cancer volumes for the Women’s Health business increased sequentially by 17% compared to the six months ended June 30, 2020.

•Myriad Foresight® Carrier Screen

•Technological enhancements to Myriad’s Foresight® carrier screen test in the December quarter increased the detection rate for alpha thalassemia inherited blood conditions from 90% to >99% in high-risk ethnicities such as Hispanic patients where the risk of alpha thalassemia can be 200 times greater than the risk of cystic fibrosis. These changes reduced the risk of a false negative by 10 times and improved the accuracy of the Foresight® test for ethnic minority populations.

•Evidence Street, the technology assessment organization for the Blue Cross Blue Shield Association issued a favorable medical policy decision on expanded carrier screening that may lead to improved coverage for ethnic minorities.

•Myriad Prequel® Prenatal Screen

•The scientific journal Genetics in Medicine published a study demonstrating that Myriad’s proprietary AMPLIFY® technology increases the accuracy of the Prequel prenatal screen for five common microdeletions by an average of 9 times. For these microdeletions the Prequel test demonstrated 97.2% sensitivity and 99.8% specificity.

•The American College of Obstetricians and Gynecologist issued new guidelines recommending prenatal testing for average risk patients. The new guidelines support expanded access to these services for more women as well as test coverage by insurance providers. To date, these guidelines have led to new medical policy guidelines from payers now covering average risk testing and expanding reimbursement opportunities for 40 million covered lives.

•Launched new AMPLIFY™ technology further increasing the accuracy of the Prequel noninvasive prenatal screening (NIPS) test which detects fetal aneuploidies such as Down syndrome. This proprietary Myriad technology allows more women to receive highly accurate test results and avoid invasive procedures regardless of body mass index (BMI), race, or ethnicity.

Oncology

•myRisk® Hereditary Cancer

•myRisk® Hereditary Cancer test volumes for the Oncology business increased sequentially by 24% compared to the six months ended June 30, 2020.

•Myriad Prolaris® Prostate Cancer

•Received a new local coverage determination (LCD) for the Prolaris® prostate cancer test from Palmetto GBA and CGS Administrators, LLC, two of the administrative contractors for the Centers for Medicare & Medicaid Services, which took effect on December 6, 2020. The new LCD expands benefit entitlements for patients with unfavorable intermediate and high-risk prostate cancer.

•Received acceptance for a new study publication in The Prostate demonstrating high accuracy for Prolaris in predicting metastases and disease specific mortality in men following radical prostatectomy.

•A new study in Genitourinary Cancer demonstrated that the Prolaris test can accurately predict which patients will benefit from multi-modality therapy. Using the newly established threshold, 27% of men with newly diagnosed high-risk disease and 73% with unfavorable intermediate-risk disease could avoid multimodality therapy.

•Myriad BRACAnalysis® CDx

•Saw significant increases in BRACAnalysis CDx and myChoice CDx test volume in Japan with total revenue from the country increasing sequentially by 127% compared to the six months ended June 30, 2020.

•Received Japanese regulatory approval for BRACAnalysis CDx as a companion diagnostic for the PARP inhibitor olaparib for use in pancreatic and prostate cancer.

•Myriad myChoice® CDx

•Announced a strategic collaboration with Illumina, Inc. for Illumina to create a kit-based version of the myChoice® companion diagnostic (CDx) test for select international markets.

•Received new reimbursement for the myChoice® diagnostic system in Japan effective January 1, 2021.

•Myriad EndoPredict®

•Received new public reimbursement for EndoPredict in Germany which will take effect between March and June 2021.

•The German Federal Joint Committee (G-BA) completed the method evaluation assessment for EndoPredict®, extending availability of this second-generation biomarker test to all patients with statutory health insurance in Germany. Receipt of payment on EndoPredict claims in Germany is anticipated to begin in 2021.
Mental Health

•GeneSight

◦A new publication in Psychiatry Research demonstrated that the GeneSight combinatorial test was superior to single gene testing using the Clinical Pharmacogenetics Implementation Consortium (CPIC) guidelines. In a sub-analysis utilizing the GUIDED study data, only the GeneSight combinatorial approach was able to accurately predict variations in outcomes for patients with depression and statistically significantly predicted remission, response, and symptom improvement.

◦Published a GeneSight meta-analysis covering four major clinical studies and 1,556 patients. Across the patient populations, patients who received guided care with GeneSight saw a 43% improvement in symptoms relative to treatment as usual, a 40% improvement in response rates, and a 49% improvement in remission rates, all of which were highly statistically significant.

◦Received a final LCD for pharmacogenomic (PGx) testing by Palmetto GBA and CGS Administrators, LLC that expands coverage to tests ordered by all healthcare providers licensed and qualified to diagnose associated conditions and prescribe relevant medications (either independently or in an arrangement).

◦Broadened access to the GeneSight test among front-line providers of mental health treatment, including primary care physicians and nurse practitioners who treat the majority of depression and anxiety patients, through the expansion of sales and digital marketing capabilities.

Autoimmune

•Vectra®

◦Launched a new enhancement to the Vectra test report providing an individualized estimate of a patient’s one-year risk of rapid radiographic progression (RP). The RP result in every report is personalized based on the patient’s age, gender and body mass. The new data will help physicians more accurately assess risk for disease progression.

◦Shared new data at the American College of Rheumatology annual meeting further demonstrating that Vectra® testing and three additional biomarkers, combined with traditional risk factors, can predict the risk of cardiovascular events in patients with rheumatoid arthritis. The study, which evaluated over 44,000 patients, found that a one-point increase in the Vectra score was associated with being approximately four times greater risk of having a cardiovascular event.

•Other

◦Announced the decision to pursue strategic alternatives for the Myriad RBM, Myriad Autoimmune, and Dermatology business units as part of the Company’s transformation and growth plan.

◦Further expanding coverage for its genetic tests in the United States, Myriad recently signed a contract with the majority of the affiliated commercial health plans of Anthem Blue Cross Blue Shield, the second largest commercial payer in the country. The contract returns all Myriad products to in-network status, including hereditary cancer testing.

Named Executive Officer Pay at a Glance

To ensure that the interests of our NEOs are aligned with those of our stockholders, the CHCC has designed our executive compensation program to include a substantial majority of pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that the target compensation opportunities for our NEOs are heavily weighted towards variable at-risk pay elements that are only earned based on achievement of performance goals or through continued employment with the Company.

Other NEO Target Pay
2020 Transition Period**
Base Salary
15.4%
Short-Term Cash Bonus
9.9%
Time-Based Equity Awards
35.6%
Performance-Based Equity Awards
39.0%

* This chart reflects the 2020 transition period target compensation of Mr. Diaz, our Chief Executive Officer, which compensation includes time-based and performance-based restricted stock unit awards and stock option awards granted to Mr. Diaz in connection with the commencement of his employment with the Company on August 13, 2020. Percentages shown are approximate.

** This chart reflects the aggregate 2020 transition period target compensation of Mr. Riggsbee (solely in his capacity as Chief Financial Officer), Dr. Lanchbury, Ms. Lambert and Mr. Verratti. The percentage for each category is calculated by dividing (i) the sum of the 2020 transition period target compensation for the four executive officers for such category by (ii) the aggregate 2020 transition period target compensation of the four executive officers for all categories. Percentages shown are approximate.

Say-on-Pay Results

At our last annual meeting of stockholders in December 2020, we held a stockholder advisory vote on the compensation of our NEOs as disclosed in our 2020 proxy statement. This is generally referred to as a ‘‘Say-on-Pay’’ vote. Our stockholders approved the compensation of our NEOs with 85% of the votes cast in favor of our Say-on-Pay resolution at the Company's Annual Meeting of Stockholders on December 4, 2020. Notwithstanding this high approval percentage, we continued our outreach to our stockholders to identify and understand feedback that they may have about our executive compensation with the goal of sustaining a high level of approval. ISS, Glass Lewis, and stockholder feedback was considered in devising the compensation structure for the 2020 transition period and the CHCC’s decisions for fiscal year 2021 compensation. The CHCC will monitor further stakeholder feedback, Company performance, and market developments for potential further improvements to the Company’s compensation structure for executive officers. The chart below outlines feedback we have received from stockholders and changes we have made in our compensation practices in response to that stockholder feedback.

What we heard from stockholders	Changes in response to stockholder feedback
Annual cash bonus plan gave CHCC significant discretion to determine award levels	Streamlined short-term incentive plan to focus primarily on corporate financial metrics (70% weighting) and less on MBOs (30%)
Annual cash bonus plan metrics were not sufficiently rigorous	Established more challenging performance metrics, including revenue and adjusted operating income targets for annual incentive plan
Performance conditions for the annual cash bonus plan and long-term incentive plan overlap
Diversified metrics in annual cash bonus plan and long-term incentive plan for 2020 transition period and going forward
–Annual cash bonus performance is based on revenue and adjusted operating income
–PSUs are measured against adjusted earnings per share and relative total stockholder return

Reduce focus on long-term cash awards	Eliminated long-term cash incentive program in September 2020 (although payouts will still be made under awards granted in previous years to the extent that required metrics are achieved)
Increase emphasis on performance-based equity	PSUs (weighted 50%) are subject to objective financial performance metrics
No relative metrics under long-term incentive plan	Added a relative total stockholder return performance metric for PSUs
No cap on PSU awards where absolute total stockholder return is negative	Introduced a cap on PSU award payouts for PSUs granted in the 2020 transition period and thereafter if absolute total stockholder return is negative over the performance period
RSUs should have long-term vesting requirements	Provided for full vesting of RSUs only after four or more years
Lack of transparency with respect to incentive-based compensation	Enhanced disclosure to include threshold, target and maximum goals and actual performance for annual and long-term incentive plans
Single-trigger change of control provisions provide payments without termination	Replaced single-trigger accelerated vesting in a change in control with double-trigger vesting (i.e., change in control and termination now required for accelerated vesting and cash severance benefits)
Align severance benefits awarded upon change in control with market practice
•Reduced change in control severance payments from 3X salary and bonus to 1X salary and bonus
•Reduced benefit (COBRA) payments from 36 months to 12 months
•Introduced severance payments (1X salary and bonus) and equity acceleration (two years of vesting) upon a termination without Cause or for Good Reason not in connection with a change in control

Pay Practices

In evaluating, designing and implementing our executive compensation program, the CHCC considers the latest industry trends and compensation best practices. As a result of our review of our executive compensation program, we have adopted a number of best practices that reflect the high standards our CHCC seeks to attain for our compensation philosophy and pay practices, including the following:

What we do:	What we do not do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective financial performance metrics	•No repricing of stock options and other awards without stockholder approval
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•No single-trigger change of control vesting for equity awards
•Require directors and executive officers to meet robust stock ownership guidelines	•No guaranteed bonuses
•Provide full vesting of RSUs only after at least four years	•No granting of in-the-money stock options
•Evaluate officer compensation levels against a peer group of similarly situated companies	•No excessive perquisites
•Retain independent compensation consultant	•No repurchases of underwater stock options
•Prohibit hedging transactions and trading in our common stock on a short-term basis (no waivers granted)
•Prohibit tax gross-up payments by the Company with respect to compensation paid to any employee or director
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy
•Cap PSUs granted in the 2020 transition period and thereafter if absolute total stockholder return is negative over the performance period

2020 Transition Period Named Executive Officer Compensation

Elements of our Compensation Program

In recent years leading up to the 2020 transition period, the compensation program for our executive officers consisted principally of a base salary, an annual cash incentive bonus, long-term compensation in the form of a three-year cash incentive bonus award, and equity incentive compensation in the form of restricted stock units with a performance-based factor applicable to those executive officers expected to be our NEOs. As discussed elsewhere in this proxy statement, the CHCC has made significant changes to the compensation program for our executive officers. While the components of our compensation program are discussed in detail in the following pages, below is a brief introduction:

Base Salary: An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation, which allows us to attract and retain high-quality talent.

Annual Cash Bonus: The annual cash incentive bonus forms an important part of our compensation strategy by providing an incentive to reward short-term performance as measured by Company performance and accomplishment of individual MBOs.

Equity: Equity incentive compensation forms an important part of our compensation strategy and we have increased our emphasis on performance-based equity awards going forward. Equity grants reward our executive officers for the long-term performance of the Company and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and value. For example, under our refocused equity grants, financial and share price performance metrics are included that align with our strategic goals and objectives and thus align the executive officers’ interests with stockholders’ long-term interests.

Long-Term Cash Bonus: The long-term cash incentive bonus award has been phased out starting in the 2020 transition period as the CHCC emphasizes equity for long-term incentive compensation going forward. For awards granted in September 2018 and 2019, payments will continue to be made to the extent required metrics are achieved, but no new awards will be instituted starting in September 2020. As noted herein, required metrics were not achieved and no payment was made under the awards granted in September 2017, and which were potentially payable in September 2020.

The CHCC, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this objective is accomplished by appropriately balancing the various elements of our compensation program.

Formulating and Setting Executive Compensation

The CHCC is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers, including our Chief Executive Officer. The CHCC also assists the full board in establishing appropriate incentive compensation and equity-based plans generally for all employees and is responsible for administering these plans.

For fiscal year 2020 and the 2020 transition period, the CHCC retained Mercer to update our peer group of companies and to provide competitive market data on the salary, short-term incentive compensation and long-term incentive compensation of executive officers at comparable companies within our industry. The CHCC uses this competitive market data on compensation in determining annual salary compensation, short-term (annual) incentive compensation and long-term equity incentive compensation for the Chief Executive Officer and other executive officers of the Company (the ‘‘2020 Mercer Executive Compensation Review’’).

As a basis for the source market data for the 2020 Mercer Executive Compensation Review, Mercer utilized compensation data from the following group of 12 peer companies. Mercer recommended that we retain nine companies from the fiscal year 2019 peer group and add three new companies. We believe that the compensation information obtained from the 2020 Mercer Executive Compensation Review provides us appropriate compensation data and benchmarks, because it is derived from companies that are in our industry, share similar corporate structures, and have similar factors such as number of employees, market value, revenues, net income, product pipeline and gross margins. Through Mercer, we have selected those companies that we believe represent the various factors of our business as outlined above.

We believe the selected peer group of companies reflects our industry and generally aligns with the ISS and Glass Lewis selected peer group for Myriad. Presently, eight of the 12 companies in our peer group are companies which were selected by ISS as part of ISS’s compensation pay review from last year, and six of the 12 companies in our peer group of companies are companies selected by Glass Lewis as part of Glass Lewis’ compensation pay review from last year. Only three of the 12 companies in our peer group were not in either the ISS or Glass Lewis peer group from last year.

Alkermes plc	BioMarin Pharmaceutical Inc.	Bio-Techne Corp.
Exact Sciences Corporation	Exelixis Inc.	Jazz Pharmaceuticals plc
lncyte Corporation	lonis Pharmaceuticals, Inc	Neogenomics, Inc.
Neurocrine Biosciences Inc.	Seagen Inc. (formerly Seattle Genetics, Inc.)	United Therapeutics Corporation
In addition, Mercer gathered competitive market data from published survey data in the biotech industry for similarly sized entities as reflected in the 2019 Mercer US Global Premium Executive Remuneration Suite and the 2020 Radford Global Life Sciences Survey. To determine competitive market compensation, where possible, composite survey data were equally blended with the proxy data from our peer group set forth above. Compensation data for the peer group were collected from available proxy-disclosed data. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual salary, short-term incentive pay elements and long-term incentive pay elements. Where possible, our executive officers were matched to appropriate proxy and survey positions based on job content and level of responsibility. Proxy-based and survey-based salaries were aged to 2020 at an annual rate of 3.5 percent, the average 2019/2020 salary increase for executives in the U.S. Restricted stock units were valued at fair market value (the closing price of our common stock) on the date of grant.

Using the composite peer group data provided to us in the 2020 Mercer Executive Compensation Review, the CHCC analyzed the following:

•Average salary, short-term incentive bonus compensation and long-term equity incentive compensation for each of our executive officers at the 25th, 50th and 75th percentile ranges;

•Average equity compensation for each of our executive officers at the 25th, 50th and 75th percentile range from the Mercer composite compensation data;

•Our equity burn rate, issued equity overhang, total equity overhang and stockholder value transfer;

•Number of restricted stock units awarded to executive officers as a group, as compared to all restricted stock units awarded.

The CHCC noted that the ratio of RSUs awarded to executive officers compared to all RSUs awarded has become increasingly weighted towards overall employees based upon recent initiatives to increase equity ownership among a broader set of Myriad employees. For example, in the 2020 transition period, all Company employees with management roles received stock-based compensation and all employees ranked as top-25 percent employees in annual merit reviews received an equity grant.

The CHCC has approved a pay-for-performance philosophy for the compensation of our executive officers that is intended, in general, to provide base salary, bonus and total compensation within the 50th to 75th percentile of comparable companies in our industry taking into account the financial performance of the Company. However, we may award compensation above the 75th percentile when deemed appropriate to further promote and achieve the primary objectives of our compensation programs. The comparable group of companies on which we rely to corroborate our determinations are those represented by the peer groups utilized in the Mercer Executive Compensation Review and those that participated in the industry survey reports used by Mercer. Consistent with this pay-for-performance philosophy, we have determined the components of each executive officer’s compensation package based on various factors, including: the executive officer’s particular background, training and relevant work experience; the executive officer’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data; demand for individuals with the executive officer’s specific talents and expertise and our ability to attract and retain comparable talent; individual MBOs; other expectations of the executive officer for the position; and comparison to other executive officers within our Company having similar skills and experience levels and responsibilities.

Incident to the change from a July to June fiscal year to a calendar year fiscal year, the CHCC approved goals for all forms of variable compensation for the 2020 transition period.

Base Salary

Each year, we evaluate base salaries as part of our management performance program, and establish each executive officer’s base salary for the ensuing year. In establishing base salaries, we assess the executive officer’s performance in each of the areas of their individual MBOs, the financial performance of the Company in the areas of responsibility of the executive officer, overall financial performance of the Company, the experience of the executive officer, the executive officer’s role and responsibilities and particular background, and other significant accomplishments and contributions of the executive officer. An executive’s base salary is also evaluated together with other components of the executive’s compensation.

For the 2020 transition period, there were no base salary increases from fiscal year 2020 for our Chief Executive Officer, our Chief Financial Officer or our other named executive officers due in part to the impact on our business of COVID-19 and the need to manage expenses as we navigated the ongoing pandemic. Salaries for our named executive officers were reduced by 30 percent for three months during the pay periods of April 15, 2020 through July 15, 2020 to reduce expenses during the peak impact period from the COVID-19 pandemic to date. The reduction from July 1, 2020 through July 15, 2020 led to lower aggregate base salary payments to our named executive officers during the 2020 transition period. For fiscal year 2021, the CHCC increased the base salaries of our named executive officers (other than our Chief Executive Officer) by an average of 6.9%. Following the increases, the fiscal year 2021 base salaries of Mr. Riggsbee and Mr. Lanchbury are between the 50th and 75th percentiles of our peer group and the fiscal year 2021 base salaries of Ms. Lambert and Mr. Verratti are below the 50th percentile of our peer group.

	Base Salary as of January 1, 2021 ($)	Base Salary During the 2020 Transition Period ($)(1)	% Base Salary Increase From 2020 Transition Period
Paul J. Diaz President and Chief Executive Officer (2)	1,000,000	1,000,000	- %
R. Bryan Riggsbee Interim President and Chief Executive Officer, Chief Financial Officer and Treasurer (3)	527,000	483,000	9.1%
Jerry S. Lanchbury, Ph.D. Chief Scientific Officer	544,410	526,000	3.5%
Nicole Lambert Group President Myriad Women’s Health, Oncology, and International	475,250	425,250	11.8%
Mark Verratti Group President of Myriad Neuroscience and Myriad Autoimmune	434,489	419,796	3.5%

(1)2020 transition period base salary figures do not reflect the temporary salary reductions from July 1, 2020 to July 15, 2020 as a result of the global COVID-19 pandemic. The base salary figures reflect each NEO's annualized base salary during the 2020 transition period.

(2)Mr. Diaz was appointed President and Chief Executive Officer on August 13, 2020.

(3)Mr. Riggsbee’s 2020 transition period salary reflects his salary as Chief Financial Officer and Treasurer and does not reflect his salary of $723,000 while he served as interim President and Chief Executive Officer.

Annual Cash Incentive Bonus

The annual cash incentive bonus amount is determined as part of our management performance program. The CHCC assesses (a) the Company’s performance against specific, objective financial metrics and (b) the executive officer’s performance against each of their individual MBOs.

For fiscal year 2020 and the 2020 transition period, the CHCC used a formulaic approach to determine the cash incentive bonus for executive officers. The formula was based on a target incentive bonus as a percentage of base salary, Company performance, and the achievement of individual MBOs. However, for the 2020 transition period, the CHCC made two important changes to the components for determining the cash incentive bonus for executive officers, as follows:

•Company performance is based on two weighted metrics: revenue (40% weighting) and adjusted operating income (30% weighting), with adjusted operating income defined as total operating income excluding acquisition-related amortization, stock-based compensation and non-recurring items.
•The two financial performance metrics combined are weighted at 70%, which is more heavily weighted than individual MBOs (30% weighting) to better align cash incentive bonuses with Company performance.

The chart below summarizes the metrics and performance levels established by the CHCC for the 2020 transition period.

Performance Metrics	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Revenue	40%	$257.0 million Payout %: 20%	$286.0 million Payout %: 40%	$301.0 million Payout %: 60%
Adjusted Operating Income	30%	$(50.0) million Payout %: 15%	$(35.0) million Payout %: 30%	$(25.0) million Payout %: 45%
Individual MBOs	30%	The payout percentage for individual MBOs is determined by the CHCC in its sole and absolute discretion after considering the performance of each NEO in achieving his or her individual MBOs.

After the level of performance is determined by the CHCC, the payout percentage of each individual metric is added together to calculate the total payout percentage for each NEO. The final payout percentage is then multiplied by the NEO’s annualized base salary and by the NEO's target bonus opportunity (which is a percentage of the NEO's annualized base salary). The CHCC also applied a 50% reduction to account for the 2020 transition period being only half a year. The general formula for calculating bonus amounts for the 2020 transition period is as follows:

[Base Salary] * [NEO Target Bonus (% of base salary)] * [Payout Percentage] * [50%] = Actual Bonus Earned

In October 2020, after considering the Company’s performance, the performance of the NEOs and the general industry and market conditions, the CHCC determined that the target bonus opportunity for our NEOs for the 2020 transition period cash incentive bonus should be as reflected in the following table. With the exception of the increase for Ms. Lambert, the 2020 transition period targets are unchanged from the targets for each position that were established for fiscal year 2020.

Named Executive Officer	2020 Transition Period Target Bonus Opportunity (% of Base Salary)	2020 Fiscal Year Target Bonus Opportunity (% of Base Salary)
Paul J. Diaz, President and Chief Executive Officer	100%	N/A
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	60%	60%
R. Bryan Riggsbee, Interim President and Chief Executive Officer	100%	100%
Jerry S. Lanchbury, Ph.D., Chief Scientific Officer	50%	50%
Nicole Lambert, Group President of Myriad Women’s Health, Oncology, and International	60%	50%
Mark Verratti, Group President of Myriad Neuroscience and Autoimmune	50%	50%

In February 2021, the CHCC determined the payout percentage for each performance metric based on the actual level of performance achieved in the 2020 transition period for each of the performance metrics. The CHCC reviewed and discussed data relating to the Company’s performance as compared to the established 2020 transition period targets for each quantitative performance metric described above.

As shown below, the CHCC calculated the payout percentage for the quantitative performance metrics to be 103.4% by applying the actual results for each quantitative performance metric for the 2020 transition period to the targets approved by the CHCC during 2020. The following chart shows the CHCC’s determination with respect to the 2020 transition period cash incentive performance measures:

Metric	Threshold	Target	Maximum	Actual Result	Payout Percentage
Revenue	$257.0	$286.0	$301	$299.8	58.4%
Adjusted Operating Income (Loss)	$(50.0)	$(35.0)	$(25.0)	$(23.5)	45.0%
Total					103.4%

Each NEO was also scored on his or her individual MBOs, as discussed below under “Named Executive Officer Performance for the 2020 Transition Period”. The MBO performance goals score and payout percentage for each NEO is outlined in the chart below.

Name	MBO Score (%) Achieved	MBO Payout Percentage
Paul J. Diaz, President and Chief Executive Officer	110%	33.0%
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	100%	30.0%
R. Bryan Riggsbee, Interim President and Chief Executive Officer	100%	30.0%
Jerry S. Lanchbury, Ph.D., Chief Scientific Officer	87%	26.1%
Nicole Lambert, Group President of Myriad Women’s Health, Oncology, and International	110%	33.0%
Mark Verratti, Group President of Myriad Neuroscience and Autoimmune	95%	28.5%

The CHCC then determined the cash incentive bonuses for our NEOs for the 2020 transition period as set forth in the chart below.

Name and Position	Base Salary	Target Incentive Bonus (as a % of Base Salary)	Payout Percentage (as a %)	50% Multiplier (as a %) (1)	2020 Transition Period Bonus Payment ($)
Paul J. Diaz President and Chief Executive Officer	$1,000,000	100%	136.4%	50%	$682,000
R. Bryan Riggsbee Chief Financial Officer and Treasurer	$527,000	60%	133.4%	50%	$161,618 (2)
Interim President and Chief Executive Officer	$767,000	100%	133.4%	50%	$119,556 (2)
Jerry S. Lanchbury, Ph.D. Chief Scientific Officer	$544,410	50%	129.5%	50%	$176,253
Nicole Lambert Group President of Myriad Women’s Health, Oncology, and International	$475,250	60%	136.4%	50%	$194,472
Mark Verratti Group President of Myriad Neuroscience and Myriad Autoimmune	$434,489	50%	131.9%	50%	$143,273

(1)Transition bonus payments were reduced by 50% to account for the 2020 transition period being a half year.

(2)Mr. Riggsbee’s 2020 transition period cash incentive bonus was pro-rated based on the number of days he served as Interim President and Chief Executive Officer and as Chief Financial Officer and Treasurer, respectively, during the 2020 transition period.

The CHCC did not change the NEO's target incentive bonus percentages that will be used to determine annual cash incentive bonus amounts for the fiscal year 2021 performance period.

Sign-On Bonus

Mr. Diaz’s employment agreement provides for a $1,000,000 signing bonus, of which half was paid following the commencement of his employment and the remaining half will be paid following the one-year anniversary of his employment with the Company. During the 2020 transition period, Mr. Diaz received $500,000 of this sign-on bonus on commencement of his employment on August 13, 2020.

Long-Term Incentive Awards

Beginning with the 2020 transition period and continuing into fiscal year 2021, long-term incentive compensation is granted in the form of 50% RSUs subject to time-based vesting and 50% PSUs subject to financial metrics followed by time-based vesting. Historically, we provided a three-year cash incentive bonus and annual equity awards. Beginning with the 2020 transition period, we eliminated the cash incentive bonus in response to stockholder feedback and to better align the interests of our executive officers with those of our stockholders (although payouts will still be made under awards granted in previous years to the extent that required metrics are achieved), as noted below.

Time-based restricted stock units (RSUs). For our NEOs, we issue long-term equity incentive compensation grants in the form of RSUs. For these time-based RSUs, one-fourth of the grants vest on an annual basis over a period of four years. The number of RSUs granted during the 2020 transition period are set forth in the chart below.

Named Executive Officer	2020 Transition Period RSUs Granted (1)	2020 Transition Period Grant Date Fair Value of RSUs Granted ($) (2)
Paul J. Diaz, President and Chief Executive Officer	298,954	4,000,005
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	44,954	603,732
Jerry S. Lanchbury, Ph.D., Chief Scientific Officer	39,196	526,402
Nicole Lambert, Group President of Myriad Women’s Health, Oncology, and International	44,211	593,754
Mark Verratti, Group President of Myriad Neuroscience and Autoimmune	31,258	419,795
(1)The amounts represent the number of time-based RSUs granted to our NEOs during the 2020 transition period. The RSUs awarded to Mr. Riggsbee, Dr. Lanchbury, Ms. Lambert and Mr. Verratti were granted on October 8, 2020 and vest 25% on October 9, 2021, 25% on October 9, 2022, 25% on October 9, 2023 and 25% on October 9, 2024. The RSUs awarded to Mr. Diaz were granted on August 13, 2020 and vest 50% on August 13, 2021, 16.66% on August 13, 2022, 16.66% on August 13, 2023 and 16.68% on August 13, 2024.

(2)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on October 8, 2020, are based on the closing price of our common stock on the Nasdaq Global Select Market on October 8, 2020 of $13.43, and (b) in the case of RSUs granted on August 13, 2020, are based on the closing price of our common stock on the Nasdaq Global Select Market on August 13, 2020 of $13.38.

Performance-based restricted stock units (PSUs). For our NEOs, all PSUs awarded are subject to achievement of a predetermined, formula-based, financial target that must be achieved in order for the award to vest. The actual number of units earned is determined based on the percentage achievement of the predetermined financial target with no award earned if the minimum threshold is not achieved; thereafter, and only if the minimum threshold was achieved, vesting of the award is based on the NEO’s continued employment with us. Once the final number of units to be awarded is determined, the PSUs awarded remain subject to time-based vesting and vest in four equal annual installments, beginning on the first anniversary of the grant date.

The performance metrics for PSUs are weighted 50% for adjusted earnings per share and 50% for relative total stockholder return. Total stockholder return is measured against the Nasdaq Healthcare Provider Index (IXHC) using the 20-trading day average at the beginning and end of the measurement period. The CHCC selected the Nasdaq Healthcare Provider Index (IXHC) as the appropriate benchmark because it includes a broad swath of healthcare growth companies and the CHCC believes that it best represents the Company from both a market and size perspective. In addition, the CHCC capped the number of PSUs earned at target performance level if absolute total stockholder return is negative over the performance period. The chart below summarizes the metrics and performance levels established by the CHCC for the PSUs granted during the 2020 transition period.

Performance Metrics	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Adjusted Earnings Per Share	50%	$(0.60) Payout %: 25%	$(0.49) Payout %: 50%	$(0.20) Payout %: 75%
Total Stockholder Return	50%	25th Percentile of the Index Payout %: 25%	50th Percentile of the Index Payout %: 50%	75th Percentile of the Index Payout %: 75%

In determining the amount of equity compensation to be awarded, the CHCC considers various factors, including our financial and operating performance for the applicable period; the executive officer’s contribution to our performance; the anticipated contribution of the executive officer to our future performance; the accomplishments of the executive officer as measured by achievement of MBOs; a review of compensation for comparable positions in our peer group from our benchmarking studies; and the total compensation of the executive officer and the anticipated retentive effect of the grant of additional equity compensation. We also consider the total number of outstanding shares of our common stock, relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang. The size of the restricted stock unit award generally increases as the rank and responsibilities of the executive officer increases.

Restricted stock unit awards are generally made once a year at our CHCC meeting held in connection with the Board meetings that were historically held in September. The Board customarily determines the dates of its meetings for the ensuing year at a meeting of the Board in the preceding year. Thus, the dates on which equity compensation is granted are set well in advance. However, given the Company’s transition to a calendar fiscal year, the CHCC anticipates granting restricted stock unit awards in February or March going forward. The CHCC does not time the grant of equity compensation with respect to the release of material nonpublic information, whether or not that information may favorably or unfavorably impact the price of our common stock. Equity awards for the executive officers, including our Chief Executive Officer, are approved by the CHCC. The number of PSUs granted during the 2020 transition period are set forth in the chart below.

Named Executive Officer	2020 Transition Period PSUs Granted (1)	2020 Transition Period Grant Date Fair Value of PSUs Granted ($) (2)
Paul J. Diaz, President and Chief Executive Officer	298,954	4,394,624
R. Bryan Riggsbee, Chief Financial Officer and Treasurer	44,953	660,809
Jerry S. Lanchbury, Ph.D., Chief Scientific Officer	39,195	576,167
Nicole Lambert, Group President of Myriad Women’s Health, Oncology, and International	44,210	649,887
Mark Verratti, Group President of Myriad Neuroscience and Autoimmune	31,258	459,493
(1)Represents the target number of PSUs awarded to our NEOs on October 8, 2020. The measurement period for these PSUs is July 1, 2020 through June 30, 2021 and performance is based on earnings per share targets and relative total stockholder return measured against the Nasdaq Healthcare Provider Index (IXHC) using the 20-trading day averages at the beginning and end of the measurement period. To the extent the PSUs are determined to have been earned based on the performance metrics, 25% will vest on the first anniversary of the grant date, and the remaining 75% will vest in three equal installments on the following three anniversaries of the grant date.

(2)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. 50% of the shares have a performance condition which are valued based on the closing price of our common stock on the Nasdaq Global Select Market on October 8, 2020 of $13.43. The other 50% of the shares have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $15.97.

Stock Options. In connection with the appointment of Mr. Diaz as our President and Chief Executive Officer and as an inducement to becoming our President and Chief Executive Officer and to properly align Mr. Diaz's incentives with those of our stockholders, on August 13, 2020, the CHCC granted to Mr. Diaz time-based non-qualified stock options for the purchase of 342,040 shares of our common stock and performance-based non-qualified stock options for the purchase of 339,088 shares of our common stock. The time-based options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date. The performance-based options vest in five equal installments based on achievement (as measured in the option agreement) of predetermined stock price increases of our common stock, provided that no portion of the performance-based options may vest earlier than the first anniversary of Mr. Diaz’s commencement date.

Initial Equity Awards. Executive officers who join us are often granted equity in the form of restricted stock unit awards. The amount of the initial restricted stock unit award is determined based on the executive officer’s position and analysis of the competitive practices of the companies similar in size as represented in the compensation data that we review with the goal of creating a total compensation package for new executive officers that is competitive with other similar companies and that will enable us to attract high quality management personnel. One-fourth of each initial equity award vests on an annual basis over at least four years. In connection with the commencement of his employment at the Company on August 13, 2020, Mr. Diaz received 298,954 RSUs on August 13, 2020 and 298,954 PSUs on October 8, 2020.

Three-Year Cash Incentive Bonus. In December 2012, the CHCC established a long-term cash incentive bonus program for our executive officers based on predetermined, objective financial formula-based performance targets to be accomplished at the end of the third ensuing fiscal year. In September 2020, the CHCC discontinued this program, such that no further awards will be granted under this program. However, payouts over the next two fiscal years, under awards granted in September 2018 and 2019, may still be made under the terms of each such award as described below.

For any amount to be paid under the three-year cash bonus awards, the minimum predetermined financial metric thresholds must be surpassed; otherwise, no bonus amount is paid. As reflected in the following table, the financial metrics for these payouts are reviewed and determined when each three-year award is established. The three-year incentive bonus award amount is based on a target bonus amount as a percentage of base salary of 20% for our Chief Executive Officer and 15% for our other executive officers. For all executive officers, the bonus amount is capped at 150% of the target bonus. Based on the Company’s financial performance, we have only made a payout under our long-term cash incentive bonus program for the three-year performance periods ending with fiscal years 2015 and 2019. For the other three-year performance periods ending in fiscal years 2016, 2017, 2018, and 2020, none of the target thresholds were achieved, so no payouts were made.

The following table summarizes the results or current status of the past eight grants of the three-year cash incentive awarded to our executive officers.

Date of Award	Three-Year Performance Period	Performance Criteria and Weighting (as of %)	Payout Under Award
December 2012	FY 2013-2015	Revenue (50%), EBITDA (25%) and EPS (25%)	Payout at 47.55% of Target Award
September 2013	FY 2014-2016	Revenue (50%) and EBITDA (50%)	No Payout
September 2014	FY 2015-2017	Revenue (50%) and Net Income (50%)	No Payout
September 2015	FY 2016-2018	Revenue (50%) and EBITDA (50%)	No Payout
September 2016	FY 2017-2019	Revenue (50%), Adjusted Operating Margin (25%) and Diversification of Product Revenue (25%)	Payout at 34% of Target Award
September 2017	FY 2018-2020	Revenue (50%), Adjusted Operating Margin (25%) and Diversification of Product Revenue (25%)	No Payout
September 2018	FY 2019-2021	Revenue (50%), Adjusted Operating Margin (25%) and Diversification of Product Revenue (25%)	TBD
September 2019	FY 2020-2022	Revenue (50%), Adjusted Operating Margin (25%) and Diversification of Product Revenue (25%)	TBD
Compensation Objectives

The primary objectives of our CHCC in establishing and maintaining our executive compensation programs are to:

•Attract and retain the best possible executive talent;

•Motivate our executive officers to enhance our growth and profitability;

•Increase long-term stockholder value; and

•Reward the executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the CHCC are to provide appropriate short and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and that align executive officer compensation with the creation of stockholder value. Though the greater weight in determining executive compensation will be given to objective financial metrics and Company performance, such as revenue, adjusted operating income, adjusted earnings per share and relative total stockholder return, the CHCC has adopted and implemented a compensation plan where our executive officers’ short-term cash bonus is based in part on a variety of factors set forth in MBOs.

Establishment and Use of Management Business Objectives

The CHCC has implemented an annual management performance program for the purpose of establishing annual performance objectives for our executive officers to align their performance with the overall goals and objectives for the Company. This process typically commences in the fourth quarter of each fiscal year as each executive officer meets with our Chief Executive Officer to establish annual MBOs for the ensuing fiscal year. After review and discussion, the Chief Executive Officer finalizes the executive officer’s MBOs for the ensuing fiscal year. Similarly, our Chief Executive Officer meets with the CHCC at the end of each fiscal year to establish his MBOs for the ensuing fiscal year which, after review and discussion, are finalized by the CHCC. On October 8, 2020, the CHCC approved all MBOs for our executive officers for the 2020 transition period. In March 2021, MBOs for fiscal year 2021 were established and assigned to each executive officer, including our Chief Executive Officer.

At the end of each fiscal year and the 2020 transition period, each executive officer’s performance for the relevant period is reviewed, including an assessment by management and the CHCC of the achievement of each executive officer’s respective MBOs. At this time, the Chief Executive Officer calculates and recommends to the CHCC an annual cash incentive bonus amount and salary adjustment for the executive officers, other than himself. The CHCC, after further review and discussion with our Chief Executive Officer, then determines the annual cash incentive bonus for the concluding fiscal year or period and base salary amount for the ensuing fiscal year for the executive officers, other than the Chief Executive Officer. As noted above, no salary increases were made for the 2020 transition period given COVID-19 related considerations.

In the case of our Chief Executive Officer, the CHCC makes its review and determinations for the Chief Executive Officer's salary and annual cash incentive compensation without any recommendations from him. Our Chief Executive Officer is not present in any portions of the meetings of the CHCC where his compensation is calculated, discussed or approved. At the end of each fiscal year and the 2020 transition period, the CHCC determines the annual salary amount of our Chief Executive Officer for the ensuing fiscal year, which determination may be delayed in exceptional circumstances such as the COVID-19 pandemic. The annual cash incentive bonus for our Chief Executive Officer is based on the Company’s accomplishment of its financial goals and the Chief Executive Officer’s accomplishment of his performance metrics as previously determined by our CHCC. The annual cash incentive bonus amount, salary adjustments, and long-term incentive compensation for our Chief Executive Officer are reported to the independent members of the Board of Directors.

The MBOs for each executive officer for the 2020 transition period consist of individual objectives tailored to each executive. The MBOs for our NEOs for the 2020 transition period were as follows:

Paul J. Diaz, President and Chief Executive Officer — engage employees in culture change on customer experience by reducing organizational complexity as determined by current turnover, engagement net promoter score and diversity equity and inclusion initiatives; deliver on detailed plan for prioritization of product innovation and research efforts; improve capital structure, transparency with investors and refinance our bank credit facility; and complete strategic operating reviews and develop comprehensive transformation plan to improve our commercial capabilities.

R. Bryan Riggsbee, Interim President and Chief Executive Officer, Chief Financial Officer and Treasurer — improve capital structure, transparency with investors and refinance our bank credit facility; upgrade our reimbursement, billing and revenue cycle capabilities; and successfully execute on the 2021 budget, including the cost reduction plan.

Jerry S. Lanchbury, Ph.D., Chief Scientific Officer — develop and validate important upgrades in testing content and platforms; and formulate a five-year plan to enhance current key diagnostic products and introduce select products to augment and enrich the Company’s neuroscience, women’s health and oncology businesses.

Nicole Lambert, Group President of Myriad Women’s Health, Oncology, and International — achieve revenue and operating income targets for the Myriad women’s health, oncology, and international business units; optimize operating expenses for the Company’s international business; accelerate product growth in Asia; launch project to increase digital lead conversion; and complete a project to explore a tumor product in the oncology business.

Mark Verratti, Group President of Myriad Neuroscience and Autoimmune — achieve revenue and operating income targets for the Myriad neuroscience and autoimmune business units; improve the GeneSight value proposition in areas including but not limited to clinical utility messaging; pivot the GeneSight commercial channels to drive greater digital and end-user adoption; and increase the percentage of revenue-producing GeneSight and Vectra tests by certain targeted amounts.

For the 2020 transition period, as discussed above, MBOs constituted a proportion of each executive officer’s scoring for cash bonuses that is weighted less than the financial metrics of revenue and adjusted operating income.

Named Executive Officer Performance for the 2020 Transition Period

President and Chief Executive Officer: Based on our financial and operating results for the 2020 transition period, and the degree of accomplishment of the financial metrics and individual MBOs, the CHCC determined that Mr. Diaz achieved a 110% performance score on his individual MBOs, resulting in an MBO payout percentage of 33% for determining his cash incentive bonus for the 2020 transition period. As part of this determination, the CHCC noted the successful achievement of certain financial metrics, the progress achieved in developing and implementing a comprehensive transformation plan to improve the Company’s commercial capabilities, the improvements in the Company’s organizational effectiveness and focus on customer experience and the progress achieved in prioritizing product innovation research efforts while working to divest certain non-strategic businesses. Additionally, the CHCC noted the accomplishments of the Company, as discussed above under the caption: “2020 Transition Period Performance.”

Other Named Executive Officers: The CHCC determined that the other NEOs had substantially accomplished their respective individual MBOs based, in part, on the accomplishments of the Company as discussed above under the caption: “2020 Transition Period Performance.”

Role of Management in Our Compensation Program

Our management, including our Chief Executive Officer, supports the CHCC, attends portions of its meetings upon request, and performs various administrative functions at its request. Our Chief Executive Officer provides input to the CHCC on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, annual cash incentive bonus amounts, and equity incentive awards for the executive officers, other than for himself. At the end of each fiscal year and including the 2020 transition period, our Chief Executive Officer evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s MBOs, and submits his calculations and recommendations to the CHCC which then determines an annual cash incentive bonus amount for the concluding fiscal year, the base salary amount for the ensuing fiscal year and long term equity incentive compensation for each of the executive officers. Except for our Chief Executive Officer, no executive officer is present when the CHCC discusses and determines the salary and bonus amounts and equity compensation to be awarded to the executive officers. Our Chief Executive Officer is excused from all meetings, and is not present, where matters pertaining to his compensation are determined and approved by the CHCC.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Additionally, we may provide other benefits to new executive officers such as a relocation package or other related compensation as determined on a case-by-case basis. During the 2020 transition period, Mr. Diaz received relocation benefits of $11,612, a housing allowance of $14,000 and paid travel expenses of $8,794. We may also provide certain compensation benefits in connection with the retirement of our executive officers based on their accomplishments and tenure of employment with us.

Termination and Change-in-Control-Based Compensation

To address the possibility of a change in control of the Company, or an abrupt termination for business necessity, and the potential that the uncertainty and questions such possibility may raise among key personnel could result in the departure or distraction of key personnel to the detriment of us and our stockholders, in October 2020 we entered into a new Severance and Change in Control Agreement with each of our executive officers, other than our Chief Executive Officer whose arrangements with respect to severance and change in control of the Company are addressed in his employment agreement with us. This new Severance and Change in Control Agreement differs from past retention agreements with these executive officers, and brings the new agreement into line with the market, by:

•Increasing the ownership threshold required for a change in control to 50%;

•Replacing single-trigger accelerated vesting in a change in control with double-trigger vesting (i.e., change in control and termination now required for accelerated vesting and cash severance benefits);

•Reducing change in control severance payments from 3X salary and bonus to 1X salary and bonus;

•Reducing benefit (COBRA) payments from 36 months to 12 months; and

•Introducing severance payments (1X salary and bonus) and equity acceleration (two years of vesting) upon a termination without Cause or for Good Reason not in connection with a change in control.

We believe that the terms of our new Severance and Change in Control Agreement are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key executive officers who are critical to our long-term success. The potential benefits provided under the Severance and Change in Control Agreement are in addition to the current compensation arrangements we have with our executive officers.

For the payments each of our NEOs is entitled to receive upon termination, including termination incident to a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” later in this proxy statement.

Relationship of Elements of Compensation

As noted above, our compensation structure is primarily comprised of a base salary, an annual cash incentive bonus, and long-term incentive compensation in the form of equity incentive awards. In setting executive compensation, the CHCC considers the aggregate compensation payable to an executive officer and the form of the compensation. The CHCC seeks to achieve an appropriate balance between immediate cash rewards and long-term financial incentives.

We use long-term equity incentive compensation in the form of a mix of RSUs and PSUs as a substantial component of compensation. The CHCC views the award of RSUs and PSUs as a primary long-term retention benefit by tying the earning of these awards to a vesting schedule that will be over a period of at least four years for full vesting of restricted stock units. If an employee leaves the Company before the completion of the vesting period, that employee will not be entitled to any benefit from the non-vested portion of the award. In addition to time-based vesting, PSUs also have performance metrics that, if not met, would require forfeiture of a portion or potentially the entire PSU award regardless of the additional requirement of vesting. We believe that the time-based vesting feature of RSUs and PSUs makes it more attractive to remain as our employee and this arrangement does not require substantial cash payments by the Company.

The CHCC reviews from time to time the mix of the compensation elements for executive officers against comparable companies in our industry as represented in the compensation data we utilize. The size and mix of each element in a compensation package is based on the impact of the position on the Company, market practice and overall corporate and individual performance relative to stated corporate goals. The level of incentive compensation typically increases in relation to an executive officer’s responsibilities and ability to meet individual and corporate goals. The CHCC believes that making a significant portion of an executive officer’s compensation contingent on corporate performance more closely aligns the executive officer’s interests with those of our stockholders.

Risk Assessment and Mitigation

In February 2021, the CHCC conducted a risk assessment of our compensation policies and practices for our employees and concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. For this purpose, we considered the compensation structure of the Company for its employees including executive officers, which is based on an annual salary, annual bonus (for bonus-eligible employees), sales commissions and bonuses (for sales staff and managers), and equity incentive compensation in the form of stock option or restricted stock unit grants. We do not believe that we offer any short-term incentives that would reasonably be expected to result in high-risk actions or conduct by our employees. For example, incentive compensation for executive officers in the form of an annual cash bonus are based on a predetermined formula and management objectives approved by the CHCC and is subject to a cap. In addition, payments under the annual cash bonus is based upon a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator. There is no unique operational division or group of employees who are specially compensated, or who, as a group, are responsible for a material portion of our revenues or profits. We do not believe that the awarding of long-term incentive compensation under our equity incentive compensation in the form of restricted stock units creates any undue compensation risks to the Company. Our long-term equity compensation awards have performance or vesting periods of four years, which encourages executive officers to focus on the long-term performance of the Company and its stock price. Additionally, we believe that we have appropriate internal controls that support the accurate and timely recognition of Company revenues. Accordingly, we believe that we have a balanced pay and performance program that does not promote undue or excessive risk taking.

Incentive Compensation Recoupment Policy (Clawback Policy). In September 2017, our Board adopted the Myriad Genetics, Inc.'s Policy on Incentive Compensation Repayment, which requires an executive officer to repay the Company the amount of any annual incentive compensation, whether in cash or equity (such as options, stock, restricted stock, or similar equity grants), that an executive officer receives to the extent that:

•the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such cash payment or equity award;

•the executive officer had engaged in theft, dishonesty or intentional falsification of the Company's documents or records that resulted in the obligation to restate the Company's financial results; and

•a lower annual incentive payment or award would have been made to the executive officer based upon the restated financial results.

Policy Regarding Hedging. Our Insider Trading Policy provides that no employee, officer or director may engage in any of the following activities with respect to the Company’s securities:

•Trading in the Company’s securities on a short-term basis. Any shares of common stock purchased in the open market must be held for a minimum of six months and ideally longer. This rule does not apply to sales made following the exercise of options that were granted by the Company or to sales of shares purchased through the Company’s qualified Employee Stock Purchase Plan;

•Short sales of the Company’s securities;

•Use of the Company’s securities to secure a margin or other loan;

•Transactions in straddles, collars, or other similar risk reduction devices;

•Transactions in publicly traded options relating to the Company’s securities (i.e., options that are not granted by the Company); and

•Buying or selling puts or calls.

Stock Ownership Guidelines. In February 2021, the Board adopted revised stock ownership guidelines for directors and executive officers, including our NEOs. The Board determined that the stock ownership requirements for each non-employee director should be increased from three to five times the amount of the annual cash retainer paid by the Company to the director. The details of the stock ownership guidelines applicable to our directors and executive officers (including our NEOs) are outlined below.

Feature	Guidelines
Ownership Multiple	Director = 5x annual cash retainer CEO = 3x annual base salary Other Executive Officers = 2x annual base salary
Years to Meet Requirement	Five years from the date of election or appointment
Shares That Count Towards Requirement	Shares owned directly or indirectly, including restricted stock, stock owned by a spouse or minor child, and stock held beneficially in a trust
Restrictions on the Transfer of Shares Prior to Meeting Requirements
Individual may not transfer more than 50% of his or her shares (excluding shares sold to fund tax liabilities associated with the receipt or vesting of an award) until the required ownership multiple is met.

If the required ownership multiple is not met by the five-year phase-in period, the individual will be prohibited from selling any shares until the required ownership multiple is met and maintained.

2021 Incentive Compensation Program for Named Executive Officers

The discussion below describes certain compensation actions recently taken by the CHCC with respect to our 2021 compensation program applicable to our named executive officers. Consistent with Item 402 of Regulation S-K, our 2021 compensation program will be discussed more fully in our proxy statement for the 2022 Annual Meeting of Stockholders.

2021 Annual Cash Incentive Bonus. In March 2021, the CHCC adopted the same quantitative performance metrics for the 2021 annual cash incentive bonus as those used in the 2020 transition period cash incentive bonus program, except that the CHCC added an engagement score as a quantitative metric to support the Company's efforts to retain employees and improve employee engagement. The target engagement score is based on a 10% improvement over the Company's 2020 engagement survey results. In addition, the CHCC determined that the relative weighting of the quantitative metrics and MBOs should generally remain the same as those used in the 2020 transition period cash incentive program, except that, for certain NEOs, the weighting for the quantitative metrics would be 80% (40% revenue, 30% adjusted operating income and 10% engagement score) and the weighting of the MBOs would be 20%.

2021 Long-Term Incentive Awards. In March 2021, the CHCC granted long-term incentive awards to each of our NEOs. One-half of the awards were RSUs that vest in four equal annual installments beginning on the first anniversary of the grant date, and the other half of the awards were PSUs. The PSUs will vest based on adjusted earnings per share targets (50% weighting) and relative total stockholder return (50% weighting) measured against the Nasdaq Healthcare Provider Index (IXHC) using the 20-trading day averages at the beginning and end of the measurement period. The measurement period for the PSUs is January 1, 2021 through December 31, 2021. The threshold, target and maximum payout percentages for each metric remain the same as for the PSUs granted during the 2020 transition period (i.e., 25% for threshold, 50% for target and 75% for maximum). Threshold performance must be achieved before any payout occurs, and maximum payout is capped at 150% of the target number of PSUs granted. However, if the Company's absolute total stockholder return over the performance period is negative, the vesting level may not exceed the target level (i.e., 100% of the target number of PSUs granted).

Summary Compensation Table

The following table shows the total compensation paid or accrued during the 2020 transition period and the last three completed fiscal years, as indicated, to each person who served as our Chief Executive Officer or our Chief Financial Officer during the six months ended December 31, 2020, and to our three next most highly compensated executive officers during the six months ended December 31, 2020 who were serving as executive officers as of December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3) (4)	All Other Compensation ($) (5)	Total ($)
Paul J. Diaz President and Chief Executive Officer	2020 Transition Period	382,663	8,394,628	5,500,006	682,000	541,524	15,500,821
R. Bryan Riggsbee Chief Financial Officer and Treasurer; Interim President and Chief Executive Officer	2020 Transition Period	265,454	1,264,541		281,174	5,237	1,816,406
	2020	552,796	3,461,500		180,209	8,836	4,203,341
	2019	466,650	2,392,500		260,671	19,162	3,138,983
	2018	432,000	1,954,200		254,016	5,366	2,645,582
Jerry S. Lanchbury, Ph.D. Chief Scientific Officer	2020 Transition Period	256,618	1,102,569		176,253	5,827	1,541,267
	2020	493,496	1,197,200		131,599	6,943	1,829,238
	2019	508,595	1,914,000		250,228	12,927	2,685,750
	2018	493,782	1,628,500		244,422	10,972	2,377,676
Nicole Lambert Group President of Myriad Women’s Health, Oncology, and International	2020 Transition Period	217,726	1,243,641		194,472	5,542	1,661,381
	2020	386,859	1,197,200		99,934	20,713	1,704,706

Mark Verratti Group President of Myriad Neuroscience and Autoimmune	2020 Transition Period	204,651	879,288		143,273	8,123	1,235,335

(1)Amounts shown reflect the aggregate grant date fair value of restricted stock unit awards granted in the 2020 transition period and each fiscal year presented, in each case calculated in accordance with FASB ASC Topic 718. All stock awards, other than PSUs with market conditions, are based on the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the award. The PSUs with market conditions are based on a Monte Carlo valuation. For the 2020 transition period, amounts reflect the potential value of the restricted stock unit awards assuming the target level of performance associated with the award. For the 2020 transition period, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $10,591,940, Mr. Riggsbee: $1,594,946, Ms. Lambert: $1,568,584, Dr. Lanchbury: $1,390,652, and Mr. Verratti: $1,109,034. For the fiscal years 2018 to 2020, amounts reflect the maximum potential value of each award assuming the highest level of performance associated with the award.

(2)Amount shown reflects the aggregate grant date fair value of the stock options granted calculated in accordance with FASB ASC Topic 718 and, in the case of time-based non-qualified stock options granted on August 13, 2020, are based on a value per option of $8.04, and in the case of performance-based non-qualified stock options granted on August 13, 2020, are based on a weighted value per option of $8.11.

(3)For fiscal years 2018, 2019 and 2020 and the 2020 transition period, the amounts reported in this column reflect the actual cash incentive awards paid. No payment was made under the long-term, three-year cash incentive bonus awards that concluded in fiscal years 2018 and 2020 as our performance goals for those awards were not achieved. For fiscal year 2019, cash payments under the long-term, three-year cash incentive bonus awards were paid out at 34 percent of the target award.

(4)For fiscal year 2020, the non-equity incentive plan compensation to Mr. Riggsbee, Dr. Lanchbury, and Ms. Lambert was paid out as a restricted stock unit grant with two-year vesting in order to preserve cash given the impact of the global COVID-19 pandemic on the Company's business.

(5)Mr. Diaz received a $500,000 sign-on bonus upon commencement of his employment with us on August 13, 2020. Mr. Diaz also received relocation benefits of $11,612, a housing allowance of $14,000 and paid travel expenses of $8,794. Amounts shown for the 2020 transition period for each NEO include short-term and long-term disability insurance premium payments and the balance reflects matching contributions made under our 401(k) plan on behalf of each NEO.

2020 Transition Period Grants of Plan-Based Awards

The following tables show information regarding grants of non-equity and equity awards that we made during the six month transition period ended December 31, 2020 to each of the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# of units)	All Other Option Awards: Number of Securities Underlying Options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Paul J. Diaz	Short-term Cash Incentive Bonus		191,576	383,152	574,728
	Time-Based RSUs	8/13/2020							298,954 (3)			4,000,005
	PSUs	10/8/2020				149,477	298,954	448,431				4,394,624
	Time-Based Options	8/13/2020								342,040 (5)	13.38	2,750,002
	Performance-Based Options	8/13/2020					339,088 (6)				13.38	2,750,004
R. Bryan Riggsbee	Short-term Cash Incentive Bonus		105,388	210,775	316,163
	Time-Based RSUs	8/12/2020							13,787 (4)			180,196
	PSUs	10/8/2020				22,477	44,953	67,430				660,809
	Time-Based RSUs	10/8/2020							44,954 (3)			603,732
Jerry S. Lanchbury	Short-term Cash Incentive Bonus		68,051	136,103	204,154
	Time-Based RSUs	8/12/2020							10,068 (4)			131,589
	PSUs	10/8/2020				19,598	39,195	58,793				576,167
	Time-Based RSUs	10/8/2020							39,196 (3)			526,402
Nicole Lambert	Short-term Cash Incentive Bonus		71,288	142,575	213,863
	Time-Based RSUs	8/12/2020							7,646 (4)			99,933
	PSUs	10/8/2020				22,105	44,210	66,315				649,887
	Time-Based RSUs	10/8/2020							44,211 (3)			593,754
Mark Verratti	Short-term Cash Incentive Bonus		54,311	108,622	162,933
	Time-Based RSUs	8/12/2020							7,467 (4)			97,594
	PSUs	10/8/2020				15,629	31,258	46,887				459,493
	Time-Based RSUs	10/8/2020							31,258 (3)			419,795

(1)The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our 2020 transition period short-term cash incentive program. The actual value of the bonuses paid to our NEOs for the 2020 transition period can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2020 transition period short-term cash incentive bonus, please see the section above entitled “2020 Transition Period Named Executive Officer Compensation—Annual Cash Incentive Bonus”.

(2)The amounts represent the threshold, target and maximum number of our shares that may be awarded with respect to the PSUs awarded to certain of our NEOs on October 8, 2020. The PSUs awarded to Mr. Diaz were granted in connection with the commencement of his employment at the Company on August 13, 2020. The measurement period for these PSUs is July 1, 2020 through June 30, 2021 and performance is based on adjusted earnings per share targets and relative total stockholder return measured against the Nasdaq Healthcare Provider Index (IXHC) using the 20-trading day averages at the beginning and end of the measurement period. To the extent that the PSUs are determined to have been earned based on the performance metrics, (i) for all NEOs other than Mr. Diaz, 25% will vest on the first anniversary of the grant date, and the remaining 75% will vest in three equal installments on the following three anniversaries of the grant date and (ii) for Mr. Diaz, 25% will vest when they are deemed earned, and and the remaining 75% will vest in three equal installments on the following three anniversaries of Mr. Diaz’s employment commencement date of August 13, 2020.

(3)The amounts represent the number of time-based RSUs granted to our NEOs during the 2020 transition period. The RSUs awarded to Mr. Riggsbee, Dr. Lanchbury, Ms. Lambert and Mr. Verratti vest 25% on October 9, 2021, 25% on October 9, 2022, 25% on October 9, 2023 and 25% on October 9, 2024. The RSUs awarded to Mr. Diaz vest 50% on August 13, 2021, 16.66% on August 13, 2022, 16.66% on August 13, 2023 and 16.68% on August 13, 2024.

(4)The non-equity incentive plan compensation earned by Mr. Riggsbee, Dr. Lanchbury, Ms. Lambert and Mr. Verratti for fiscal year 2020 was paid out on August 12, 2020 as a restricted stock unit grant with two-year vesting in order to preserve cash given the impact of the global COVID-19 pandemic on the Company's business.

(5)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s employment commencement date of August 13, 2020.

(6)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments based on achievement (as measured in the option agreement) of predetermined stock price increases of our common stock, provided that no portion of the options may vest earlier than the first anniversary of Mr. Diaz’s employment commencement date of August 13, 2020. The target number of shares is also the maximum number of shares.

(7)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of restricted stock unit awards granted on August 12, 2020, are based on the closing price of our common stock on the Nasdaq Global Select Market on August 12, 2020 of $13.07, (b) in the case of restricted stock unit awards granted on October 8, 2020, are based on the closing price of our common stock on the Nasdaq Global Select Market on October 8, 2020 of $13.43, (c) in the case of restricted stock unit awards that vest based on performance and market conditions that were granted on October 8, 2020, are based on a weighted value per award of $14.70, (d) in the case of restricted stock unit awards granted on August 13, 2020, are based on the closing price of our common stock on the Nasdaq Global Select Market on August 13, 2020 of $13.38, (e) in the case of time-based non-qualified stock options granted on August 13, 2020, are based on a value per option of $8.04, and (f) in the case of performance-based non-qualified stock options granted on August 13, 2020, are based on a weighted value per option of $8.11.

Narrative Disclosure to Summary Compensation Table and 2020 Transition Period Grants of Plan-Based Awards Table

We have entered into standard form employment agreements with each of our NEOs other than Mr. Diaz, whose employment agreement is discussed below. Pursuant to these standard form employment agreements, which have no defined term, either party may terminate employment without cause at any time upon a specified period of written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and includes standard non-competition and non-solicitation provisions. Since the dates of these agreements entered into with our NEOs other than Mr. Diaz, the compensation paid to each NEO has been increased and equity awards have been granted, the most recent of which are as discussed below.

Previously, we entered into an Executive Retention Agreement with each of our NEOs other than Mr. Diaz under which they were entitled to certain benefits upon a change-in-control. During the 2020 transition period, we replaced these Executive Retention Agreements with a Severance and Change in Control Agreement with each NEO other than Mr. Diaz that provides for similar benefits, but significantly lower compensation, upon a change in control, and adds new benefits and compensation upon termination not incident to a change in control. These agreements are discussed below under “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

Mr. Diaz was appointed to the position of President and Chief Executive Officer on August 13, 2020, and entered into an employment agreement with the Company at that time. Pursuant to his employment agreement, Mr. Diaz receives an annual salary of $1,000,000. Mr. Diaz’s agreement also provides for a $1,000,000 signing bonus, of which one-half was paid following the commencement of his employment and the remaining one-half will be paid following the one-year anniversary of his employment with the Company. Mr. Diaz is eligible to receive an annual incentive bonus in a target amount equal to 100% of his base salary. Consistent with his employment agreement, the CHCC granted to Mr. Diaz (a) on August 13, 2020 (i) an RSU award for 298,954 shares common stock; (ii) time-based non-qualified stock options for the purchase of 342,040 shares of common stock; and (iii) performance-based non-qualified stock options for the purchase of 339,088 shares of common stock; and (b) on October 8, 2020, a PSU award for 298,954 shares of common stock. Of the RSUs, 50% will vest on the first anniversary of Mr. Diaz’s commencement date, and the remaining 50% will vest in three equal tranches on each of the second, third and fourth anniversaries of his commencement date. The PSUs are subject to the achievement of adjusted earnings per share and relative stockholder return targets. To the extent that the PSUs are determined to have been earned based on milestone achievement, 25% will vest when they are deemed earned, and the remaining 75% will vest in three equal installments on the following three anniversaries of Mr. Diaz’s commencement date. The time-based options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date. The performance-based options vest in five equal installments based on achievement (as measured in the option agreement) of predetermined stock price increases of our common stock, provided that no portion of the performance-based options may vest earlier than the first anniversary of Mr. Diaz’s commencement date. Additional detail about Mr. Diaz's employment agreement is provided below.

Mr. Riggsbee was appointed to the position of Chief Financial Officer and Treasurer in October 2014, and entered into the Company’s standard form of employment agreement at that time. He was appointed interim President and Chief Executive Officer on February 6, 2020 following the resignation of former Chief Executive Officer Mr. Mark C. Capone and served in that additional position until August 13, 2020. As determined by our CHCC, he received a salary of $265,454 for the 2020 transition period, which reflected the prorated portions of his salary as Interim President and Chief Executive Officer and as Chief Financial Officer and Treasurer during the 2020 transition period, together with the application of the temporary salary reductions due to the global COVID-19 pandemic. Mr. Riggsbee will be paid an annual base salary of $527,000 for the fiscal year ending December 31, 2021. His incentive bonus for the 2020 transition period was $281,174. On October 8, 2020, Mr. Riggsbee was granted 44,953 PSUs, which are subject to the achievement of adjusted earnings per share and relative total stockholder return targets, followed by time-based vesting requirements, and 44,954 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a 4-year period).

Dr. Lanchbury was appointed to the position of Senior Vice President, Research in November 2002 and entered into the Company’s standard form of employment agreement at that time. In September 2005, he was promoted to Executive Vice President, Research. In February 2010, Dr. Lanchbury was appointed Chief Scientific Officer. As determined by our CHCC, he received a salary of $256,618 for the 2020 transition period. Dr. Lanchbury will be paid an annual base salary of $544,410 for the fiscal year ending December 31, 2021. His incentive bonus for the 2020 transition period was $176,253. On October 8, 2020, Dr. Lanchbury was granted 39,195 PSUs, which are subject to the achievement of adjusted earnings per share and relative total stockholder return targets, followed by time-based vesting requirements, and 39,196 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a 4-year period).

Ms. Lambert was appointed to the position of Group President of Myriad Women’s Health, Oncology, and International during fiscal year 2020 and entered into the Company’s standard form of employment agreement at that time. Prior to this position she served as the President for Myriad Oncology. As determined by our CHCC, she received a salary of $217,726 for the 2020 transition period. Lambert will be paid an annual base salary of $475,250 for the fiscal year ending December 31, 2021. Her incentive bonus for the 2020 transition period was $194,472. On October 8, 2020, Ms. Lambert was granted 44,210 PSUs, which are subject to the achievement of adjusted earnings per share and relative total stockholder return targets, followed by time-based vesting requirements, and 44,211 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a 4-year period).

Mr. Verratti was appointed to the position of President of Myriad Neuroscience on August 1, 2017 and entered into the Company's standard form of employment agreement at that time. Mr. Verratti was also appointed to the position of President of Myriad Autoimmune on May 1, 2020. As determined by our CHCC, he received a salary of $204,651 for the 2020 transition period. Mr. Verratti will be paid an annual base salary of $434,489 for the fiscal year ending December 31, 2021. His incentive bonus for the 2020 transition period was $143,273. On October 8, 2020, Mr. Verratti was granted 31,258 PSUs, which are subject to the achievement of adjusted earnings per share and relative total stockholder return targets, followed by time-based vesting requirements, and 31,258 RSUs, which are subject to time-based vesting requirements (25% vesting each year over a 4-year period).

In September 2020, the CHCC discontinued the three-year cash incentive award program. Payments may still be made in fiscal years 2021 and 2022 if we achieve performance goals under the awards granted in September 2018 and 2019, respectively, but no new awards will be granted. The required performance goals were not achieved and no payment was made under the awards granted in September 2017 and potentially payable in September 2020. The three-year cash incentive award program is discussed above in the Compensation Discussion and Analysis under the heading "2020 Transition Period Named Executive Officer Compensation--Long-Term Incentive Awards--Three-Year Cash Incentive Bonus."

Mr. Diaz's Employment Agreement

Under the terms of Mr. Diaz’s employment agreement, if his employment is terminated without “Cause” or if he is separated from the Company for “Good Reason” (each as defined in his employment agreement and set forth below), then he will receive: (i) an amount equal to two times his then-current annual base salary and two times his then-current target annual bonus; (ii) a prorated portion of his target annual bonus for the then-current fiscal year; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) payment or reimbursement for continued medical benefits until the earlier of 18 months after the date of termination or the date he begins employment with another employer.

If Mr. Diaz’s employment is terminated without “Cause” or if he separates from the Company for “Good Reason”, within three months before or 24 months after a “Change of Control” (as defined in his employment agreement and set forth below), then he will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in Mr. Diaz’s employment agreement:

•“Cause” means: (i) executive’s gross negligence in the performance of executive’s duties to the Company; (ii) executive’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) executive’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between executive and the Company; (iv) executive’s commission of a felony or of a crime involving moral turpitude; (v) executive’s willful and material failure to comply with lawful directives of the Board; or (vi) executive’s willful and material breach of a material provision of any employment agreement between executive and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides executive with written notice that the Company intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause (as defined below)), (B) in the event that a circumstance described in (iii), (v) or (vi) above is capable of being cured, executive has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in executive’s duties, authority or responsibilities; (ii) a material diminution in executive’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in this Agreement; (iii) any change in executive’s position such that he is no longer the Company’s Chief Executive Officer reporting solely to the Board; or (iv) a material breach by the Company of this Agreement or any other agreement between the Company and executive; provided that (A) executive provides the Company with written notice that executive intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Executive alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) executive terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify executive from asserting Good Reason for any subsequent occurrence of Good Reason.

•“Change of Control” means the occurrence of any of the following events: (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) 1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) a change in the Board or its members such that individuals who, as of the commencement date of Mr. Diaz's employment (including executive) or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the ”Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Outstanding Equity Awards at 2020 Transition Period End

The following table shows the grants of stock options, RSUs and PSUs outstanding as of December 31, 2020, to each of our NEOs.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(4)	Market Value of Shares or Units of Stock that Have not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(5)
Paul J. Diaz	08/13/2020		342,040 (2)	$13.38	08/13/2027
	08/13/2020		339,088 (3)	$13.38	08/13/2027
	08/13/2020					298,954	5,910,321
	10/08/2020							298,954	5,910,321
R. Bryan Riggsbee	09/13/2017					15,000	296,550
	09/19/2018					23,750	469,538
	09/25/2019					30,750	607,928
	02/18/2020					100,000	1,977,000
	08/12/2020					13,787	272,569
	10/08/2020					44,954	888,741
	10/08/2020							44,953	888,721
Jerry S. Lanchbury, Ph.D.	2/23/2011	80,000		$18.00	2/23/2021
	09/13/2011	128,000		$19.47	09/13/2021
	03/07/2012	32,000		$23.98	03/07/2022
	09/12/2012	160,000		$27.07	09/12/2022
	09/17/2013	180,000		$26.49	09/17/2021
	09/13/2017					12,500	247,125
	09/19/2018					19,000	375,630
	09/25/2019					24,600	486,342
	08/12/2020					10,068	199,044
	10/08/2020					39,196	774,905
	10/08/2020							39,195	774,885
Nicole Lambert	09/13/2017					2,137	42,248
	09/17/2018					80	1,582
	09/19/2018					4,274	84,497
	09/25/2019					30,000	593,100
	08/12/2020					7,646	151,161
	10/08/2020					44,211	874,051
	10/08/2020							44,210	874,032
Mark Verratti	09/13/2017					10,000	197,700
	09/19/2018					20,000	395,400
	09/25/2019					24,600	486,342
	08/12/2020					7,467	147,623
	10/08/2020					31,258	617,971
	10/08/2020							31,258	617,971

(1)Options granted pursuant to our 2010 Plan and vested as to 25 percent of the shares per year on each anniversary date of grant.
(2)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date of August 13, 2020.
(3)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments: 20% of the options will vest upon achievement of a stock price that exceeds $20.07, 20% of the options will vest upon achievement of a stock price that exceeds $26.76, 20% of the options will vest upon achievement of a stock price that exceeds $33.45, 20% of the options will vest upon achievement of a stock price that exceeds $40.14 and 20% of the options will vest upon achievement of a stock price that exceeds $46.83, provided in each case that no portion of the options may vest earlier than August 13, 2021, the first anniversary of Mr. Diaz's commencement date. Achievement of each applicable milestone is based on the average of the closing prices of common stock for a period of 20 consecutive trading days exceeding the applicable milestone stock price.
(4)RSUs vest 25% per year beginning no earlier than the first anniversary of the grant date on which the RSUs were granted.
(5)The market value of restricted stock unit awards is determined by multiplying the number of shares by $19.77, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020, the last day of the 2020 transition period.
(6)Represents PSUs granted on October 8, 2020 to our NEOs. The performance metrics for the PSUs will be measured against adjusted earnings per share and relative total stockholder return for the period from July 1, 2020 to June 30, 2021. To the extent that the PSUs are determined to have been earned based on the performance metrics, (i) for all NEOs other than Mr. Diaz, 25% will vest on the first anniversary of the grant date, and the remaining 75% will vest in three equal installments on the following three anniversaries of the grant date and (ii) for Mr. Diaz, 25% will vest when they are deemed earned, and the remaining 75% will vest in three equal installments on the following three anniversaries of Mr. Diaz's employment commencement date of August 13, 2020.

2020 Transition Period Option Exercises and Stock Vested

The following table shows information regarding the vesting of restricted stock unit awards held by our NEOs during the six-month transition period ended December 31, 2020. There were no exercises of options to purchase our common stock during the six-month transition period ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul J. Diaz	—	—	—	—
R. Bryan Riggsbee	—	—	52,125	657,435
Jerry S. Lanchbury, Ph.D.	—	—	42,700	538,688
Nicole Lambert	—	—	16,327	204,314
Mark Verratti	—	—	30,700	383,408
(1)Amounts shown in this column represent the market value of restricted stock unit awards upon vesting as determined by multiplying the number of shares by $12.44, the closing price of our common stock on the Nasdaq Global Select Market on September 25, 2020, for shares which vested on that date, by $12.44, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to September 26, 2020, for shares which vested on that date and by $13.04, the closing price of our common stock on the Nasdaq Global Select Market on September 30, 2020, for shares which vested on that date.

Pension Benefits

We do not have any qualified or non-qualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

Beginning October 9, 2020 (and thereafter for subsequently appointed executive officers), we entered into new Severance and Change in Control Agreements (the "Severance and Change in Control Agreements") with our executive officers other than our Chief Executive Officer, Mr. Diaz. Our agreements with Mr. Diaz regarding severance and change in control pursuant to his employment agreement are discussed above under the caption "Narrative Disclosure to Summary Compensation Table and 2020 Transition Period Grants of Plan-Based Awards Table--Mr. Diaz's Employment Agreement."

Under the terms of the Severance and Change in Control Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Myriad for “Good Reason” (each is defined in the agreement and set forth below), then the executive officer will receive:

•(i) an amount equal to the executive’s then-current annual base salary, the executive’s then-current target annual bonus and any compensation previously deferred; (ii) a prorated portion of the executive’s target annual bonus for the then-current fiscal year, based on the portion of the fiscal year worked prior to the separation date; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) reimbursement for continued medical benefits until the earlier of 12 months after the date of termination or the date the executive begins employment with another employer.

If the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Myriad for ‘‘Good Reason’’, within three months before or 24 months after a “Change in Control” (as defined in the agreement and set forth below), then the executive officer will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in the Severance and Change in Control Agreements:

•“Cause” means: (i) employee’s gross negligence in the performance of employee’s duties to the Company; (ii) employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between employee and the Company; (iv) employee’s commission of a felony or of a crime involving moral turpitude; (v) employee’s willful and material failure to comply with lawful directives of the Board; or (vi) employee’s willful and material breach of a material provision of any employment agreement between employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides employee with written notice that the Company intends to terminate employee’s employment hereunder for one of the foregoing circumstances within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in employee’s duties, authority or responsibilities; (ii) a material diminution in employee’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive officer base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in this Agreement; or (iii) a material breach by the Company of this Agreement or any other agreement between the Company and employee; provided that (A) employee provides the Company with written notice that employee intends to terminate employee’s employment hereunder for one of the foregoing circumstances within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) employee terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

•“Change in Control” means the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the effective date of the Severance and Change in Control Agreement or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

The following table summarizes the potential payments to each of our NEOs other than Mr. Diaz under the Severance and Change in Control Agreements, and in the case of Mr. Diaz under this employment agreement, in connection with (i) a termination without Cause or a separation for Good Reason following a Change in Control or (ii) a termination without Cause or a separation for Good Reason independent of a Change in Control, in each case assuming such termination or separation occurred as of December 31, 2020.

	Executive Benefits and Payments Upon Termination	Change in Control and Involuntary Termination Without Cause or for Good Reason ($) (1)	Involuntary Termination Without Cause or for Good Reason ($) (1)
Paul J. Diaz	Base salary	2,000,000	2,000,000
	Bonus	3,000,000	3,000,000
	Signing Bonus (2)	500,000	500,000
	Stock option, RSU and PSU acceleration (3)	16,173,049	10,172,680
	Cobra benefits	42,873	42,873
	Total	21,715,922	15,715,553
R. Bryan Riggsbee	Base salary	483,000	483,000
	Bonus	434,700	434,700
	RSU and PSU acceleration (4)	5,401,045	3,866,109
	Cobra benefits	28,582	28,582
	Total	6,347,327	4,812,391
Jerry S. Lanchbury, Ph.D.	Base salary	526,000	526,000
	Bonus	394,500	394,500
	RSU and PSU acceleration (4)	2,857,931	2,032,698
	Cobra benefits	28,582	28,582
	Total	3,807,013	2,981,780
Nicole Lambert	Base salary	425,250	425,250
	Bonus	382,725	382,725
	RSU and PSU acceleration (4)	2,620,662	1,671,182
	Cobra benefits	28,582	28,582
	Total	3,457,219	2,507,739
Mark Verratti	Base salary	419,796	419,796
	Bonus	314,847	314,847
	RSU and PSU acceleration (4)	2,463,006	1,781,620
	Cobra benefits	28,582	28,582
	Total	3,226,231	2,544,845

(1)The value of the vesting acceleration for restricted stock units was calculated by multiplying the number of restricted stock units subject to acceleration as of December 31, 2020 by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020 of $19.77. The value of vesting acceleration for stock options was calculated by multiplying the number of in-the-money unvested stock options subject to acceleration as of December 31, 2020 by the difference between (i) the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2020 of $19.77 and (ii) the respective exercise price of such stock options.

(2)The second half of Mr. Diaz's signing bonus of $1,000,000 is to be paid on the first anniversary of Mr. Diaz's commencement date of August 13, 2020 and such payment would be made on August 13, 2021 in each case under the terms of his employment agreement.

(3)Mr. Diaz's PSUs with unsatisfied performance conditions were assumed to vest at target. Each of the stock price milestones for Mr. Diaz's performance-based stock options were assumed to be achieved. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of Mr. Diaz's time-based stock options, RSUs and PSUs was accelerated by two years from December 31, 2020 on a monthly basis.

(4)PSUs for Mr. Riggsbee, Dr. Lanchbury, Ms. Lambert and Mr. Verratti with unsatisfied performance conditions were assumed to vest at target. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of RSUs and PSUs for Mr. Riggsbee, Dr. Lanchbury, Ms. Lambert and Mr. Verratti was accelerated by two years from December 31, 2020 on a monthly basis.

CEO Pay Ratio

The following is a reasonable estimate prepared under the SEC rules, of the ratio of the total compensation of our Chief Executive Officer to the median of the total compensation of our other employees. We determined that as of December 31, 2020, our employee population consisted of 2,683 employees, 2,592 of which are U.S. employees and 91 of which are international employees. Of the 91 international employees, 45 are located in Germany, 8 in Switzerland, 8 in the United Kingdom, 6 in Canada, 6 in France, 5 in Japan, 4 in Italy, 3 in Australia, 2 in Spain, and 1 in each of Austria, Greece, Ireland and the Netherlands. All international employees were excluded in the 5% de minimis exemption adjustment as permitted by SEC rules. We then selected our median employee based on the W-2 calculated income of our U.S. employees for the calendar year ending on December 31, 2020.

The total six month compensation of the employee identified as our median employee (excluding our Chief Executive Officer) was $46,176 for the six month period ended December 31, 2020. The total six month compensation of our Chief Executive Officer for purposes of determining the CEO Pay Ratio was $15,618,158 for the six month period ended December 31, 2020, which has been adjusted from the total of $15,500,821 disclosed in the summary compensation table in order to estimate under SEC rules the additional compensation that Mr. Diaz would have earned had he been serving as our Chief Executive Officer for the entire six month 2020 transition period rather than from August 13, 2020 through December 31, 2020. Approximately 89.6%, or $13.9 million, of the total compensation of our Chief Executive Officer for purposes of determining the CEO Pay Ratio consisted of time-based and performance-based restricted stock units and stock options granted to Mr. Diaz in connection with the commencement of his employment with the Company on August 13, 2020. Based on the foregoing information, for the 2020 transition period, the ratio of the total six month compensation of our Chief Executive Officer to the total six month compensation of our median employee was estimated to be 338 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies prescribed by the SEC. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Using consistently applied measures, we did not make any assumptions, adjustments or estimates with respect to base pay in determining the median employee and we did not annualize compensation for any employee not employed for the entire year.

Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio calculated may not be comparable to the CEO pay ratio presented by other companies.

Director Compensation

The following table shows the total compensation paid or accrued during the transition period ended December 31, 2020 to each of our non-employee directors who served during the 2020 transition period. Directors who are employed by Myriad are not compensated for their service on our Board of Directors.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)	Total ($)
Lawrence C. Best (1)	44,450	—	44,450
Heiner Dreismann, Ph.D.	58,750	299,984 (2)	358,734
Walter Gilbert, Ph.D. (1)	47,624	—	47,624
John T. Henderson, M.D. (1)	47,064	—	47,064
Rashmi Kumar	20,972	299,994 (3)	320,966
Dennis H. Langer, M.D., J.D.	60,250	299,984 (2)	360,234
Lee N. Newcomer, M.D.	61,000	299,984 (2)	360,984
S. Louise Phanstiel	124,750	299,984 (2)	424,734
Colleen F. Reitan	56,500	299,984 (2)	356,484
Daniel M. Skovronsky, M.D., Ph.D.	38,556	299,991 (4)	338,547
Daniel K. Spiegelman	59,658	299,984 (2)	359,642

1.Mr. Best, Dr. Gilbert and Dr. Henderson retired from our Board at our 2020 Annual Meeting of Stockholders held on December 4, 2020.

2.Amounts shown reflect the aggregate grant date fair value of 15,889 RSUs calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value was determined by multiplying the number of shares by $18.88, the closing price of our common stock on the Nasdaq Global Select Market on December 4, 2020, the date of the grant. These RSUs awarded to certain of our non-employee directors following the 2020 Annual Meeting of Stockholders held on December 4, 2020 vest in full one year from date of grant.

3.Ms. Kumar joined our Board of Directors on September 9, 2020. Ms. Kumar received an initial grant of RSUs equal to $299,994, which is the aggregate grant date fair value of 23,923 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of RSUs by $12.54, the closing price of our common stock on the Nasdaq Global Select Market on September 17, 2020, the date of the grant. These RSUs awarded to Ms. Kumar vest in full one year from the date of grant. Based on the proximity of Ms. Kumar's appointment to our Board of Directors and her initial grant of RSUs on September 17, 2020 to the 2020 Annual Meeting of Stockholders, Ms. Kumar did not receive an additional RSU award following the 2020 Annual Meeting of Stockholders.

4.Dr. Skovronsky joined our Board of Directors on July 21, 2020. Dr. Skovronsky received an initial grant of RSUs equal to $299,991, which is the aggregate grant date fair value of 25,041 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of RSUs by $11.98, the closing price of our common stock on the Nasdaq Global Select Market on July 21, 2020, the date of the grant. These RSUs awarded to Dr. Skovronsky vest in full one year from the date of grant. Based on the proximity of Dr. Skovronsky's appointment to our Board of Directors and his initial grant of RSUs on July 21, 2020 to the 2020 Annual Meeting of Stockholders, Dr. Skovronsky did not receive an additional RSU award following the 2020 Annual Meeting of Stockholders.

The following table shows outstanding and vested options and unvested RSUs for each non-employee director as of December 31, 2020.

	Total Options	Vested	Unvested
Name	Outstanding	Options	RSUs
Heiner Dreismann, Ph.D.	—	—	15,889
Rashmi Kumar	—	—	23,923
Dennis H. Langer, M.D., J.D.	60,000	60,000	15,889
Lee N. Newcomer, M.D.	—	—	15,889
S. Louise Phanstiel	90,000	90,000	15,889
Colleen F. Reitan	—	—	15,889
Daniel M. Skovronsky, M.D., Ph.D.	—	—	25,041
Daniel K. Spiegelman	—	—	36,451

The following table shows the grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock unit awards granted to each non-employee director during the transition period ended December 31, 2020.

Name	RSUs Granted (#)	Grant Date	Grant Date Fair Value ($)
Heiner Dreismann, Ph.D.	15,889	12/04/2020	299,984
Rashmi Kumar	23,923	9/17/2020	299,994
Dennis H. Langer, M.D., J.D.	15,889	12/04/2020	299,984
Lee N. Newcomer, M.D.	15,889	12/04/2020	299,984
S. Louise Phanstiel	15,889	12/04/2020	299,984
Colleen F. Reitan	15,889	12/04/2020	299,984
Daniel M. Skovronsky, M.D., Ph.D.	25,041	7/21/2020	299,991
Daniel K. Spiegelman	15,889	12/04/2020	299,984

Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on annual retainers (25% paid following each quarter of service) for their service on our board. Paul J. Diaz, our Chief Executive Officer, is a member of our Board but is employed by us, and, as such, he receives no additional compensation for his service on our Board.

Attracting and retaining qualified non-employee directors is critical to the governance and long-term success of the Company. As a result, the CHCC, in consultation with its outside compensation consultant, regularly reviews our director compensation to ensure that it is competitive with our peer group.

During the 2020 transition period and in February 2021, the CHCC modified the director compensation program in the following manner:

•Increased the annual cash retainer for the Chair of our Board from $60,000 to $120,000 to more closely align with the compensation practices of our peer group and to reflect Ms. Phanstiel’s contributions to the Board and increased workload in her role as Chair of the Board, which increased workload is expected to continue.

•Provided for an annual cash retainer for the Chair of the Research and Product Innovation Committee of $28,000 and increased the annual cash retainer for members of the Research and Product Innovation Committee from $5,000 to $13,500, in each case to reflect the increased workload and responsibilities of the Chair and other members of the Research and Product Innovation Committee to oversee and improve our product development.

•Provided that members of the Research and Product Innovation Committee would receive per-meeting fees on the same basis as other Board committees during the 2020 transition period, but in February 2021, discontinued the practice of paying non-employee directors a per-meeting fee for attending any Board or committee meetings.

•In February 2021, increased the annual equity grant to directors from $300,000 to $350,000 to more closely align our director equity compensation with the compensation practices of our peer group.

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer

All members	$60,000
Chair of the Board	$120,000 additional
Chair of the Audit and Finance Committee	$28,000 additional
Chair of the Compensation and Human Capital Committee	$20,000 additional
Chair of the Nominating and Governance Committee	$15,000 additional
Chair of the Research and Product Innovation Committee	$28,000 additional
Members of the Audit and Finance Committee (1)	$13,500 additional
Members of the Compensation and Human Capital Committee (1)	$10,000 additional
Members of the Nominating and Governance Committee (1)	$7,500 additional
Members of the Research and Product Innovation Committee (1)	$13,500 additional

Attendance

In addition to the annual retainer amounts described above, during the 2020 transition period we paid each non-employee director a per-meeting cash fee of $2,000 for attendance at board meetings in excess of five in-person meetings and four telephonic meetings. We also paid each non-employee director a per-meeting cash fee of $2,000 for attendance at committee meetings in excess of four meetings (per each committee), whether in person or telephonic, during the 2020 transition period. However, as discussed above, in February 2021, the Board discontinued the practice of paying non-employee directors a per-meeting fee for attending any Board or committee meetings.

All directors are also reimbursed for their out-of-pocket expenses incurred in attending meetings.

Equity Awards

Under our 2017 Plan, our non-employee directors may receive an award of equity in the Company. As recommended and determined by our CHCC, and approved by our Board of Directors, on the date of each annual meeting of stockholders, we may grant to each non-employee director equity awards under the 2017 Plan. In addition, depending on the proximity to our annual meeting of stockholders, we may grant equity awards under the 2017 Plan to each new non-employee director upon his or her initial appointment to the Board; provided, however, that it is our policy that directors should generally not receive more than one equity award per year. The number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the Nasdaq closing trading price of our common stock on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to our Board, as applicable.

Restricted stock, restricted stock units and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or CHCC, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant.

Options granted to our non-employee directors in prior years under the 2010 Employee, Director and Consultant Equity Incentive Plan (as amended, the “2010 Plan”) are exercisable after the termination of the director’s service on the Board for the remaining term of the applicable option to the extent that such option was exercisable on the date of such termination. All options or restricted stock units granted to our non-employee directors will become fully exercisable or vested upon a change of control of the Company or upon their death as provided for under the forms of award agreement for directors under our 2010 Plan or 2017 Plan, as applicable.

Tax Deductibility of Compensation

Based on changes to U.S. tax laws, incentive compensation for our executive officers will no longer be determined under a section 162 (m) plan since the exception to the $1 million deduction limitation for qualified performance-based compensation has been eliminated.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	7,740,093	$24.71	4,823,849	(4)
Equity compensation plans not approved by security holders (2)	1,279,036	$13.38	—
Total	9,019,129	$23.24	4,823,849
(1)These plans consist of our 2010 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2010 Plan”), our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), and our Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Column (a) includes 4,565,928 shares of common stock available for issuance upon the exercise of stock options and 3,174,165 shares of common stock available for issuance upon the vesting of time-based and performance-based restricted stock unit awards.

(2)Column (a) includes (a) 342,040 shares of common stock available for issuance upon the exercise of time-based non-qualified stock options, (b) 339,088 shares of common stock available for issuance upon the exercise of performance-based non-qualified stock options, (c) 298,954 shares of common stock available for issuance upon the vesting of RSUs and (d) 298,954 shares of common stock available for issuance upon the vesting of PSUs, in each case granted to Mr. Diaz as an inducement to his employment.

(3)The weighted-average exercise price does not take into account any restricted stock unit awards included in column (a).

(4)Column (c) includes (a) 233,852 shares of common stock available for future issuance under the Employee Stock Purchase Plan and (b) 4,589,997 shares of common stock available for future issuance under the 2017 Plan. No shares are available for issuance under the 2010 Plan.

For additional information about our equity compensation plans, please refer to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Transition Report on Form 10-K for the transition period ended December 31, 2020.

COMPENSATION COMMITTEE REPORT

The Compensation and Human Capital Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:

Heiner Dreismann, Ph.D., Chair
Lee N. Newcomer, M.D.
S. Louise Phanstiel
Daniel M. Skovronsky, M.D., Ph.D.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit and Finance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit and Finance Committee Charter adopted by the Board, which is available in the Investors—Investors FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com. This committee reviews and reassesses the Audit and Finance Committee Charter annually and recommends any changes to the Board for approval. The Audit and Finance Committee is responsible for overseeing our overall financial reporting process and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm.

In fulfilling its responsibilities for the financial statements for the six-month transition period ended December 31, 2020, the Audit and Finance Committee took the following actions:

•Reviewed and discussed the audited financial statements for the six-month transition period ended December 31, 2020 with management and Ernst & Young LLP, our independent registered public accounting firm;

•Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, Communications with Audit Committees;

•Received written disclosures and letters from Ernst & Young LLP regarding its independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence; and

•The Audit and Finance Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit and Finance Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our Transition Report on Form 10-K for the six-month transition period ended December 31, 2020 for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Daniel K. Spiegelman, Chair
Rashmi Kumar
Dennis H. Langer, M.D., J.D.
S. Louise Phanstiel
Colleen F. Reitan

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We were not a party to any transactions with related persons since July 1, 2019 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the Audit and Finance Committee reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons have or will have a direct or indirect material interest:

•Executive officers of the Company;

•Members of the Board;

•Beneficial holders of 5 percent or more of Myriad’s securities;

•Immediate family members, as defined by Item 404 of Regulation S-K under the Securities Act, of any of the foregoing persons;

•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal, is in a similar position or in which the person has a 5 percent or greater beneficial ownership interest; and

•Any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K under the Securities Act.

Under the Policy, the Audit and Finance Committee will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the Audit and Finance Committee, determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit and Finance Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving these transactions, the Audit and Finance Committee will obtain, or will direct management to obtain on its behalf, all information that the Audit and Finance Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion of the relevant factors will be held if it is deemed to be necessary by the Audit and Finance Committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the Audit and Finance Committee. This approval authority may also be delegated to the Chairperson of the Audit and Finance Committee in some circumstances. It is contemplated that no related person transaction will be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The Audit and Finance Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available in the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members, classified as follows: S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2021 Annual Meeting (the “Class I Directors”); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2022 Annual Meeting (the “Class II Directors”); and Dennis H. Langer, M.D., J.D., Lee N. Newcomer, M.D., and Rashmi Kumar constitute a class with a term ending at the 2023 Annual Meeting (the “Class III Directors”). At each Annual Meeting, directors are elected for a term to expire at the third succeeding Annual Meeting after their election to succeed those directors whose terms are expiring at the Annual Meeting.

On February 18, 2021, the Board of Directors accepted the recommendation of the Nominating and Governance Committee and unanimously resolved to nominate S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman for election at the Annual Meeting for a term to serve until the 2024 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Unless a stockholder has indicated otherwise on the proxy, the shares represented by a valid proxy will be voted FOR the election of S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman as directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a valid proxy will be voted for the election of another person who the Board of Directors recommends, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

An affirmative vote of the majority of the shares voted affirmatively or negatively on each nominee at the Annual Meeting is required to elect each nominee as a director.

We recently adopted amendments to our Restated By-Laws to require that, in a non-contested election, each director be elected by a stockholder vote constituting a majority of the votes cast with respect to that director’s election. The Restated By-Laws, as amended, provide that if, in an election that is not a contested election, an incumbent director does not receive a majority of the votes cast, such director must submit an irrevocable resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors must act on the resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within ninety (90) days following certification of the election results. The Nominating and Governance Committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

✓	THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF S. LOUISE PHANSTIEL, DANIEL M. SKOVRONSKY M.D., PH.D., AND DANIEL K. SPIEGELMAN.

PROPOSAL 2:
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed Ernst & Young LLP (‘‘EY’’) as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2021. The Board proposes that the stockholders ratify this selection, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. EY has audited our financial statements since our fiscal year ended June 30, 2007. We expect that representatives of EY will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the Audit and Finance Committee reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with Myriad that would impair its independence for the fiscal year ending December 31, 2021.

The following table presents fees for professional audit services provided by EY with respect to the six month transition period ended December 31, 2020 and last two fiscal years:

	Six Month Transition Period Ended	Fiscal Year Ended	Fiscal Year Ended
Type of Fee	December 31, 2020	June 30, 2020	June 30, 2019
Audit Fees	1,972,590	1,701,921	1,605,317
Audit Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	238,415	197,000	—
Total	2,211,005	1,898,921	1,605,317

Audit Fees — Fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, and consents related to SEC filings.

Audit-Related Fees — Fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.” We did not engage EY to perform any audit-related services.

Tax Fees — We did not engage EY to perform any tax related services.

All Other Fees — Fees include permitted advisory services and subscription to EY accounting research.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit and Finance Committee has responsibility for appointing, setting compensation and overseeing the work of the independent public accounting firm. In recognition of this responsibility, the Audit and Finance Committee has established a policy to preapprove all audit and permissible non-audit services provided by our independent public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit and Finance Committee for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the Audit and Finance Committee. During the year, circumstances may arise in which it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original preapproval. In those instances, the Audit and Finance Committee requires specific preapproval before engaging our independent registered public accounting firm. The Audit and Finance Committee may delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.

If our stockholders ratify the selection of EY, the Audit and Finance Committee may still, in its discretion, decide to select a different independent auditor at any time during the fiscal year ending December 31, 2021, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the Audit and Finance Committee will reconsider, but not necessarily rescind, the selection.

✓
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 3:
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

We are seeking your approval, on advisory basis, as required by Section 14A of the Securities Exchange Act of 1934, as amended, of the compensation of our named executive officers, as disclosed in this proxy statement. More specifically, we ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material contained in this proxy statement with respect to our executive officers named in the Summary Compensation Table. Because your vote is advisory, it will not be binding on our Compensation and Human Capital Committee or our Board of Directors. However, the CHCC and our Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

Our compensation philosophy is designed to align each executive officer’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executive officers who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our named executive officers is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The CHCC and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As discussed in the Compensation Discussion and Analysis section, we believe the compensation paid to our Chief Executive Officer and other named executive officers is appropriate as supported by our performance in the six month transition period ending December 31, 2020. The company saw a significant headwind during this period associated with the global pandemic but the Company successfully navigated the transition period with a significant rebound in business fundamentals. The Company also undertook the formulation and the beginning of initiation of a strategic transformation plan that we believe will position the Company for long-term growth. The most notable business achievements in the six month transition period include:

–Saw 50% growth in test volume and a 66% increase in revenue from the June to the December 2020 quarter.
–Received new American College of Obstetricians and Gynecologists guidelines supporting use of non-invasive prenatal screening in average risk women.
–Announced three major business unit divestitures to improve operational execution and focus in Oncology, Women's Health, and Mental Health.
–Announced $40 million in annualized cost savings to be offset by $20 million in strategic investments supporting future growth.
–Signed in-network agreement with the majority of Anthem Blue Cross Blue Shield health plans, the second largest commercial payer in the United States, returning all Myriad products to in-network status.

Based on this performance, we believe that the salaries and annual cash incentive bonuses paid to our Chief Executive Officer and our other named executive officers are in line with our compensation philosophy and goals. With respect to the annual cash incentive bonuses paid to our NEOs for the six month transition period, we paid between 129.5 percent and 136.4 percent, respectively, of the target awards, based on the level of accomplishment of the pre-determined incentive goals. We made no cash payments under our long-term incentive program, where target thresholds were not achieved..

In accordance with the rules of the SEC, the following resolution, commonly known as a “Say-on-Pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Myriad Genetics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

✓
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer, and every member of our Board of Directors. A copy of the Corporate Code of Conduct is publicly available in the Investors—Investor FAQs—Understanding Myriad/Corporate Governance section of our website at www.myriad.com. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of Nasdaq.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company's 2022 Annual Meeting of Stockholders and to have the proposal included in the Company's 2022 proxy materials must submit such proposal to the Company at its principal executive officer no later than December 16, 2021, unless the date of the 2022 Annual Meeting of Stockholders is changed by more than 30 days from June 3, 2022, in which case the proposal must be received at the Company's principal executive office a reasonable time before the Company begins to print and mail its 2022 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action, including to nominate a director, at the 2022 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must deliver such proposal to the Company no earlier than the close of business on March 5, 2022 and no later than the close of business on April 4, 2022 unless the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 3, 2022, in which case such proposal or nomination to the Company must be delivered no earlier than the close of business on the 90th day prior to the 2022 Annual Meeting of Stockholders and no later than the close of business on the later of the 60th day prior to the 2022 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made by the Company. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2022 Annual Meeting of Stockholders and we do not issue a public announcement naming the nominees or specifying the size of the increased board of directors by the 70th day prior to the 2022 Annual Meeting of Stockholders, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the Company not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

Proposals not received in a timely manner will not be voted on at the 2022 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the 2022 Annual Meeting of Stockholders may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Secretary, and the corporate governance policies applicable to recommendations for the nomination of directors, copies of which are available in the Investors—Investor FAQs— Understanding Myriad/Corporate Governance section of our website at www.myriad.com. All stockholder proposals should be marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

Salt Lake City, Utah
April 15, 2021

OUR TRANSITION REPORT ON FORM 10-K FOR THE TRANSITION PERIOD ENDED DECEMBER 31, 2020 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE (OTHER THAN THE EXHIBITS THERETO) IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: LEGAL DEPARTMENT, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600). EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

APPENDIX A

GAAP to Non-GAAP Reconciliation
Condensed Consolidated Statements of Income — Operating Basis

(Unaudited data in millions, except per share amount)

	Six Months Ended December 31,
	2020	2019
GAAP Net Loss	$(53.1)	$(28.9)
Acquisition — amortization of intangible assets	30.4	30.4
Impairment of goodwill and intangibles	—	1.3
Equity compensation	14.9	15.9
Transformation initiatives	10.8	5.6
Other adjustments	9.5	2.5
Non-GAAP tax benefit	(32.4)	(3.3)
Non-GAAP Net Income (Loss)	$(19.9)	$23.5
GAAP Diluted Loss Per Share	$(0.71)	$(0.39)
Adjustment to net income (loss)	$0.44	$0.71
Non-GAAP Diluted Earnings (Loss) Per Share	$(0.27)	$0.32

	Six Months Ended December 31,
	2020	2019
GAAP Operating Loss	$(87.8)	$(29.7)
Acquisition — amortization of intangible assets	30.4	30.4
Impairment of goodwill and intangible assets	—	1.3
Equity compensation	14.9	15.9
Transformation initiatives	10.8	5.6
Other adjustments	8.2	2.5
Non-GAAP Operating Income (Loss)	$(23.5)	$26.0

	Six Months Ended December 31,
	2020	2019
GAAP Cash Flows from Operations	$(73.7)	$13.9
Capital expenditures	(7.9)	(4.8)
Free cash flow	$(81.6)	$9.1
Transformation initiative costs	10.8	5.6
Settlement of hereditary cancer Qui Tam complaint	—	9.1
Other adjustments	8.5	1.9
Tax effect associated with non-GAAP adjustments	(4.5)	(2.1)
Non-GAAP Free Cash Flow	$(66.8)	$23.6

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered ‘‘non-GAAP’’ financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income (loss) and diluted earnings (loss) per share.

Our ‘‘Non-GAAP Net Income (Loss)’’ and ‘‘Non-GAAP diluted earnings (loss) per share’’ financial measures exclude the following items from GAAP net income (loss) and diluted earnings (loss) per share:

1. Acquisitions — amortization of intangible assets

Represents recurring amortization charges resulting from the acquisition of intangible assets, including developed technology and database rights.

2. Equity compensation

Non-cash equity-based compensation provided to Myriad employees.

3. Transformation initiatives

Transitory costs related to Myriad's Elevate 2020 program and transformation initiatives.

4. Other

Other one-time non-recurring expenses including expenses related to leadership transition, COVID-19 costs, non-recurring legal expenses, potential future consideration related to acquisitions, and the non-cash impact of foreign exchange transactions.

5. Non-GAAP tax expense/(benefit) adjustment

Tax expense/(benefit) due to non-GAAP adjustments, ASU 2016-09 employee share-based payment accounting, and CARES Act legislation.

MYRIAD GENETICS, INC.
ATTN: CORPORATE SECRETARY
320 WAKARA WAY
SALT LAKE CITY, UT 84108

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYGN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50616-P56197 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYRIAD GENETICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. S. Louise Phanstiel	☐	☐	☐
1b. Daniel M. Skovronsky, M.D., Ph.D.	☐	☐	☐
1c. Daniel K. Spiegelman	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. This Proxy, when executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D50617-P56197

ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 2021

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the 2021 Annual Meeting of Stockholders to be held at 8:00 a.m., MDT, on Thursday, June 3, 2021, and to be held virtually at the following URL: www.virtualshareholdermeeting.com/MYGN2021. The undersigned hereby appoints Paul J. Diaz and R. Bryan Riggsbee, and each of them (with full power to act alone) the attorneys and proxies of the undersigned, with power of substitution to each, and authorizes each of them to represent the undersigned and to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is/are entitled to vote at the 2021 Annual Meeting of Stockholders, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act on the proposals set forth in said Proxy as specified by the undersigned.

SEE REVERSE SIDE FOR ALL PROPOSALS. **The proxies will vote in accordance with the Board of Directors' recommendations where a choice is not specified and in their discretion on any other matters as may properly come before the meeting or any adjournments or postponements thereof.**

Continued and to be signed on reverse side